REGISTRATION NO. 333-61485


================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                -----------------
                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             HEALTHSOUTH CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

                                -----------------

                  DELAWARE                         8062                       63-0860407
   (State or Other Jurisdiction of     (Primary Standard Industrial        (I.R.S. Employer
    Incorporation or Organization)      Classification Code Number)     Identification Number)

                              -----------------
                            ONE HEALTHSOUTH PARKWAY
                           BIRMINGHAM, ALABAMA 35243

                                 (205) 967-7116
  (Address, including Zip Code, and Telephone Number, including Area Code, of
                    Registrant's Principal Executive Offices)

                                -----------------
                               RICHARD M. SCRUSHY
                              CHAIRMAN OF THE BOARD
                           AND CHIEF EXECUTIVE OFFICER
                             HEALTHSOUTH CORPORATION
                             ONE HEALTHSOUTH PARKWAY

                            BIRMINGHAM, ALABAMA 35243
                                 (205) 967-7116

 (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

                                -----------------
                                   Copies to:

           MARK E. EZELL, ESQ.            WILLIAM W. HORTON, ESQ.      NATHANIEL M. CARTMELL III, ESQ.
    F. HAMPTON MCFADDEN, JR., ESQ.        HEALTHSOUTH CORPORATION           KAREN A. DEMPSEY, ESQ.
   HASKELL SLAUGHTER & YOUNG, L.L.C.      ONE HEALTHSOUTH PARKWAY       PILLSBURY MADISON & SUTRO, LLP
       1200 AMSOUTH/HARBERT PLAZA        BIRMINGHAM, ALABAMA 35243          235 MONTGOMERY STREET
         1901 SIXTH AVENUE NORTH               (205) 967-7116                     16TH FLOOR
        BIRMINGHAM, ALABAMA 35203                                      SAN FRANCISCO, CALIFORNIA 94104
               (205) 251-1000

                                -----------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ] _____________


     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________

                                -----------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

PROSPECTUS


                               [HEALTHSOUTH LOGO]

    OFFER TO EXCHANGE THE 6.875% SENIOR NOTES DUE 2005 AND 7.0% SENIOR NOTES
      DUE 2008 WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
          FOR ANY AND ALL OUTSTANDING 6.875% SENIOR NOTES DUE 2005 AND
                    7.0% SENIOR NOTES DUE 2008, RESPECTIVELY

                               ------------------

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                      ON OCTOBER 14, 1998, UNLESS EXTENDED.


     HEALTHSOUTH Corporation, a Delaware corporation (the "Issuer" or "HEALTHSOUTH"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal", and, together with this Prospectus, the "Exchange Offer"), to exchange its 6.875% Senior Notes due 2005 (the "New Notes due 2005") and its 7.0% Senior Notes due 2008 (the "New Notes due 2008", and together with the New Notes due 2005, the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for an equal principal amount of the Issuer's outstanding 6.875% Senior Notes due 2005 (the "Old Notes due 2005") and 7.0% Senior Notes due 2008 (the "Old Notes due 2008", and together with the Old Notes due 2005, the "Old Notes"), that were issued in a transaction exempt from registration under the Securities Act. The New Notes and the Old Notes are collectively referred to herein as the "Notes".


     Any and all Old Notes that are validly tendered and not withdrawn at or prior to 5:00 p.m., New York City time, on the date on which the Exchange Offer expires ("the Expiration Date"), which will be October 14, 1998 unless the Exchange Offer is extended, will be accepted for exchange. Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions, which may be waived by the Issuer, and to the terms of the Registration Rights Agreement, dated as of June 22, 1998 (the "Registration Rights Agreement"), by and among the Issuer and Salomon Brothers Inc, Goldman, Sachs & Co., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, NationsBanc Montgomery Securities LLC, Bear, Stearns & Co. Inc., Credit Suisse First Boston Corporation, Deutsche Bank Securities Inc., PaineWebber Incorporated and Scotia Capital Markets (USA) Inc. (the "Initial Purchasers"). Old Notes may only be tendered in integral multiples of $1,000. See "The Exchange Offer".


     The New Notes will be obligations of the Issuer and will be entitled to the benefits of the same Indenture (as defined herein) that governs the Old Notes. The form and terms of the New Notes are the same in all material respects as the form and terms of the Old Notes, except that (i) the New Notes have been registered under the Securities Act and therefore will not bear legends restricting the transfer thereof and (ii) holders of New Notes will not be entitled to certain rights of holders of the Old Notes under the Registration Rights Agreement, which rights will be terminated upon consummation of the Exchange Offer. See "The Exchange Offer" and "Description of the New Notes".

     The Old Notes will be redeemable as a whole or in part, at the option of the Issuer, at any time at a redemption price equal to the greater of (i) 100% of their principal amount and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield (as defined herein) plus 15 basis points in the case of the New Notes due 2005 and 20 basis points in the case of the New Notes due 2008, plus in each case accrued interest to the date of redemption.

     The New Notes will be represented by permanent global notes in fully registered form which will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC. Beneficial interests in the permanent global notes are shown on, and transfers thereof will be effected through, records maintained by DTC and its participants.

     The New Notes are being offered hereunder to satisfy certain obligations of the Issuer contained in the Registration Rights Agreement. Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission"), as set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corporation (SEC No-Action Letter available April 13, 1988), Morgan Stanley & Co. Incorporated (SEC No-Action Letter available June 5, 1991) and Shearman & Sterling (SEC No-Action Letter available July 2, 1993) (collectively, the "Exchange Offer No-Action Letters"), the Issuer believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by each holder (other than a broker-dealer who acquires such New Notes directly from the Issuer for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act and other than any holder that is an "affiliate" (as defined in Rule 405 under the Securities Act) of the Issuer) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement with any person to participate in a distribution of such New Notes. By tendering Old Notes in exchange for New Notes, each holder, other than a broker-dealer, will represent to the Issuer that: (i) it is not an affiliate (as defined in Rule 405 under the Securities Act) of the Issuer; (ii) it is not a broker-dealer tendering Old Notes acquired for its own account directly from the Issuer; (iii) any New Notes to be received by it will be acquired in the ordinary course of its business; and (iv) it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If a holder of Old Notes is engaged in or intends to engage in a distribution of New Notes or has any arrangement or understanding with respect to the distribution of New Notes to be acquired pursuant to the Exchange Offer, such holder may not rely on the applicable interpretations of the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

                                                        (Continued on next page)

     SEE "RISK FACTORS" BEGINNING AT PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED BY EXISTING HOLDERS IN CONNECTION WITH THE EXCHANGE OFFER.

                               ------------------

      THE SECURITIES TO BE ISSUED HAVE NOT BEEN APPROVED OR DISAPPROVED BY
        THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
            ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
               OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

               The date of this Prospectus is September 14, 1998.

(Continued from previous page)

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer (a "Participating Broker-Dealer") must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. Pursuant to the Registration Rights Agreement, the Issuer has agreed that it will make this Prospectus available to any Participating Broker-Dealer for a period of time not to exceed six months after the date on which the Exchange Offer is consummated for use in connection with any such resale. See "Plan of Distribution".

     The Issuer will not receive any proceeds from the Exchange Offer. The Issuer has agreed to pay the expenses of the Exchange Offer. No underwriter is being utilized in connection with the Exchange Offer.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE ISSUER ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES AND BLUE SKY LAWS OF SUCH JURISDICTION.

     Prior to this Exchange Offer, there has been no public market for the New Notes. If such a market were to develop, the New Notes could trade at prices that may be higher or lower than their principal amount. The Issuer does not intend to apply for listing of the New Notes on any securities exchange or for quotation of the New Notes on the New York Stock Exchange or otherwise. The Initial Purchasers have previously made a market in the Old Notes, and the Issuer has been advised that the Initial Purchasers currently intend to make a market in the New Notes, as permitted by applicable laws and regulations, after consummation of the Exchange Offer. The Initial Purchasers are not obligated, however, to make a market in the Old Notes or the New Notes and any such market making activity may be discontinued at any time without notice at the sole discretion of the Initial Purchasers. There can be no assurance as to the liquidity of the public market for the New Notes or that any active public market for the New Notes will develop or continue. If an active public market does not develop or continue, the market price and liquidity of the New Notes may be adversely affected. See "Risk Factors -- Absence of a Public Market".

                              AVAILABLE INFORMATION

     HEALTHSOUTH is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (Commission File No. 1-10315), and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its businesses, financial statements and other matters. The Registration Statement, as well as such reports, proxy statements and other information, may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the public reference facilities maintained by the SEC at its regional offices located at Seven World Trade Center, Suite 1300, New York, New York, 10048; and Citicorp Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding HEALTHSOUTH and the Registration Statement. The address of that web site is http:// www.sec.gov. The HEALTHSOUTH Common Stock is listed on the New York Stock Exchange, and the Registration Statement and other information with respect to HEALTHSOUTH are available for inspection at the library of the New York Stock Exchange, Inc., 20 Broad Street, 7th Floor, New York, New York 10005.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH REPORTS, PROXY STATEMENTS AND OTHER INFORMATION FILED BY HEALTHSOUTH, OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED HEREIN BY REFERENCE, ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, FROM THE SECRETARY OF HEALTHSOUTH CORPORATION, ONE HEALTHSOUTH PARKWAY, BIRMINGHAM, ALABAMA 35243, TELEPHONE (205) 967-7116.

     There are hereby incorporated by reference into this Prospectus and made a part hereof the following documents filed by HEALTHSOUTH (Commission File No. 1-10315):

          1. HEALTHSOUTH's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "1997 Form 10-K").

          2. HEALTHSOUTH's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1998.

          3. HEALTHSOUTH's Proxy Statement on Schedule 14A filed April 17, 1998, in connection with HEALTHSOUTH's 1998 Annual Meeting of Stockholders.

          4. HEALTHSOUTH's Current Report on Form 8-K filed May 28, 1998.

          5. HEALTHSOUTH's Current Report on Form 8-K filed April 3, 1998.

          6. HEALTHSOUTH's Current Report on Form 8-K filed January 15, 1998.

     All documents filed by HEALTHSOUTH pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus shall be deemed to be incorporated by reference into this Prospectus and to be made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for the purpose hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.


                           FORWARD-LOOKING INFORMATION

     Statements relating to HEALTHSOUTH contained in this Prospectus that are not historical facts are forward-looking statements. In addition, HEALTHSOUTH, through its senior management, from time to time makes forward-looking public statements concerning its expected future operations and performance and other developments. Such forward-looking statements are necessarily estimates reflecting HEALTHSOUTH's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HEALTHSOUTH include, but are not limited to, changes in the regulation of the healthcare industry at either or both of the federal and state levels, changes in reimbursement for HEALTHSOUTH's services by government or private payors, competitive pressures in the healthcare industry and HEALTHSOUTH's response thereto, HEALTHSOUTH's ability to obtain and retain favorable arrangements with third-party payors, unanticipated delays in HEALTHSOUTH's implementation of its Integrated Service Model, general conditions in the economy and capital markets, and other factors which may be identified from time to time in HEALTHSOUTH's SEC filings and other public announcements.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION CONCERNING HEALTHSOUTH CONTAINED IN THIS PROSPECTUS SINCE THE DATE OF SUCH INFORMATION. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT LAWFUL.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                           -----
AVAILABLE INFORMATION .....................................................    4

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE .........................    4

FORWARD-LOOKING INFORMATION ...............................................    4

SUMMARY OF PROSPECTUS .....................................................    8
 The Issuer ...............................................................    8
 Recent Developments ......................................................    8
 Risk Factors .............................................................    8
 The Exchange Offer .......................................................    8
 The New Notes ............................................................   12
 Use of Proceeds ..........................................................   13

RISK FACTORS ..............................................................   14

RATIO OF EARNINGS TO FIXED CHARGES ........................................   20

THE EXCHANGE OFFER ........................................................   20
 Terms of the Exchange Offer ..............................................   20
 Expiration Date; Extensions; Amendments; Termination .....................   22
 Interest on the New Notes ................................................   23
 Procedures for Tendering .................................................   23
 Acceptance of Old Notes for Exchange; Delivery of New Notes ..............   24
 Book-Entry Transfer ......................................................   25
 Guaranteed Delivery Procedures ...........................................   25
 Withdrawal of Tenders ....................................................   25
 Conditions ...............................................................   26
 Accounting Treatment .....................................................   26
 Exchange Agent ...........................................................   26
 Fees and Expenses ........................................................   27

USE OF PROCEEDS ...........................................................   27

CAPITALIZATION ............................................................   28

SELECTED CONSOLIDATED FINANCIAL DATA ......................................   29

DESCRIPTION OF THE NEW NOTES ..............................................   31
 General ..................................................................   31
 Global Securities ........................................................   31
 Optional Redemption ......................................................   33
 Certain Covenants of the Issuer ..........................................   34
 Merger, Consolidation and Sale of Assets .................................   36
 Events of Default ........................................................   36
 Discharge, Defeasance and Covenant Defeasance ............................   37

                                                                            PAGE
                                                                           -----

 Modification of the Indenture ............................................   38
 Concerning the Trustee ...................................................   38
 No Personal Liability of Directors, Officers, Stockholders or
  Incorporators ...........................................................   39
 Governing Law ............................................................   39
 Information Concerning the Trustee .......................................   39

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS ...................   40
 Exchange of Old Notes for New Notes ......................................   40
 Tax Considerations Applicable to United States Persons ...................   40
 Tax Considerations Applicable to Non-U.S. Holders ........................   41
 Information Reporting and Backup Withholding .............................   42

BUSINESS OF HEALTHSOUTH ...................................................   43
 General ..................................................................   43
 HEALTHSOUTH Strategy .....................................................   43
 Recent Developments ......................................................   44
 Patient Care Services ....................................................   45

PLAN OF DISTRIBUTION ......................................................   47

EXPERTS ...................................................................   48

LEGAL MATTERS .............................................................   48

                              SUMMARY OF PROSPECTUS

     The following is a summary of certain information contained elsewhere in this Prospectus. Certain capitalized terms used in this Summary are defined elsewhere in this Prospectus. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained in this Prospectus, and the documents incorporated by reference herein.


THE ISSUER

     HEALTHSOUTH. HEALTHSOUTH is the nation's largest provider of outpatient surgery and rehabilitative healthcare services, based upon number of staffed rehabilitation beds, number of facilities and revenues derived from those services. It provides these services through its national network of outpatient and inpatient rehabilitation facilities, outpatient surgery centers, diagnostic centers, occupational medicine centers, medical centers and other healthcare facilities. HEALTHSOUTH believes that it provides patients, physicians and payors with high-quality healthcare services at significantly lower costs than traditional inpatient hospitals. Additionally, HEALTHSOUTH's national network, reputation for quality and focus on outcomes has enabled it to secure contracts with national and regional managed care payors. At June 30, 1998, HEALTHSOUTH had over 1,900 patient care locations in 50 states, the United Kingdom and Australia. See "BUSINESS OF HEALTHSOUTH".

     At June 30, 1998, HEALTHSOUTH had consolidated assets of approximately $6.113 billion and consolidated stockholders' equity of approximately $3.474 billion and employed approximately 58,500 persons.

     HEALTHSOUTH was incorporated under the laws of Delaware in 1984. Its principal executive offices are located at One HealthSouth Parkway, Birmingham, Alabama 35243, and its telephone number is (205) 967-7116.


RECENT DEVELOPMENTS

     On July 1, 1998, HEALTHSOUTH acquired 33 ambulatory surgery centers from Columbia/ HCA Healthcare Corporation. The surgery centers are located in
Alabama, California, Iowa, Illinois, Kentucky, Louisiana, Minnesota, Mississippi, North Carolina, Nevada, Oregon, Rhode Island and Texas. Effective July 31, 1998, HEALTHSOUTH entered into certain other arrangements to acquire substantially all of the economic benefits of Columbia/HCA's interest in one additional surgery center. The transaction was valued at approximately $550,000,000.

     On July 22, 1998, HEALTHSOUTH acquired National Surgery Centers, Inc. ("NSC"), adding 40 outpatient surgery centers in 14 states to HEALTHSOUTH's existing network of outpatient surgery and rehabilitative healthcare facilities. The value of the NSC transaction was approximately $590,000,000. Under the terms of the applicable agreement, NSC stockholders received 1.0972 shares of HEALTHSOUTH Common Stock for each share of NSC Common Stock. The NSC transaction is expected to be accounted for as a pooling of interests and is intended to be a tax-free reorganization.


RISK FACTORS

     Existing holders of the Old Notes should pay special attention to the "Risk Factors" section beginning on page 14.

THE EXCHANGE OFFER

THE EXCHANGE OFFER ........  New Notes  are being  offered  in  exchange  for an equal principal amount of Old Notes of the same maturity. As of the date hereof, Old Notes due 2005 are outstanding in the aggregate principal amount of $250,000,000 and Old Notes due 2008 are outstanding in the aggregate principal amount of $250,000,000. Old Notes may be tendered only in integral multiples of $1,000.

RESALE OF NEW NOTES .......  Based  on  interpretations  by  the  staff  of  the
                             Commission, as set forth in no-action letters issued to third parties, including the Exchange
                             Offer No-Action Letters, the Issuer believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by each holder thereof (other than a broker-dealer who acquires such New Notes directly from the Issuer for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act and other than any holder that is an "affiliate" (as defined under Rule 405 of the Securities Act) of the Issuer) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement with any person to participate in a distribution of such New Notes. By tendering the Old Notes in exchange for New Notes, each holder, other than a broker-dealer, will represent to the Issuer that: (i) it is not an affiliate (as defined in Rule 405 under the Securities Act) of the Issuer; (ii) it is not a broker-dealer tendering Old Notes acquired for its own account directly from the Issuer; (iii) any New Notes to be received by it will be acquired in the ordinary course of its business; and (iv) it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of the New Notes. If a holder of Old Notes is engaged in or intends to engage in a distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder may not rely on the applicable interpretations of the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each Participating Broker-Dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Issuer has agreed that it will make this Prospectus available to any Participating Broker-Dealer for a period of time not to exceed one year after the date on which the Exchange Offer is con-
                             summated for use in connection with any such resale. See "Plan of Distribution". To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the New Notes prior to offering or selling such New Notes. The Issuer has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the New Notes for offer or sale under the securities or "blue sky" laws of such jurisdictions as may be necessary to permit consummation of the Exchange Offer.

REGISTRATION RIGHTS AGREE-
  MENTS ...................  The Old Notes were issued on June 22, 1998,  to the
                             Initial Purchasers. The Initial Purchasers placed the Old Notes with institutional or overseas investors. In connection therewith, the Issuer and the Initial Purchasers entered into the Registration Rights Agreement, providing, among other things, for the Exchange Offer. See "The Exchange Offer".

CONSEQUENCES OF FAILURE TO
  EXCHANGE  OLD  NOTES ....  Upon consummation of the Exchange Offer, subject to certain exceptions, holders of Old Notes who do not exchange their Old Notes for New Notes in the Exchange Offer will no longer be entitled to registration rights and will not be able to offer or sell their Old Notes, unless such Old Notes are subsequently registered under the Securities Act (which, subject to certain limited exceptions, the Issuer will have no obligation to do), or pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See "Risk Factors -- Consequences of Failure to Exchange" and "The Exchange Offer -- Terms of the Exchange Offer".


EXPIRATION DATE ...........  5:00 p.m., New York City time, on October 14, 1998, unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.


INTEREST ON THE
  NEW  NOTES ..............  Interest on the New Notes will accrue from June 22,
                             1998,and be payable, at the rates of 6.875% per annum on the New Notes due 2005 and 7.0% on the New Notes due 2008, on June 15 and December 15 of each year, commencing December 15, 1998.

CONDITIONS TO THE EXCHANGE
  OFFER ...................  The  Exchange  Offer  is not  conditioned  upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions, which may, under certain circumstances, be waived by the Issuer. See "The Exchange Offer -- Conditions". Except for the requirements of applicable federal and state securities laws, there are no federal or state regulatory requirements to be complied with by the Issuer in connection with the Exchange Offer.

PROCEDURES FOR TENDERING OLD
   NOTES ..................  Each  holder of Old  Notes  wishing  to accept  the
                             Exchange Offer must complete, sign and date the Letter of Transmittal, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, together with the Old Notes to be exchanged and any other required documentation to the Exchange Agent (as defined herein) at the address set forth herein or effect a tender of Old Notes pursuant to the procedures for book-entry transfer as provided for herein. See "The Exchange Offer -- Procedures for Tendering" and "-- Book Entry Transfer".



SPECIAL PROCEDURES FOR BENE
  FICIAL   OWNERS .........  Any beneficial owner whose Old Notes are registered in the name of a broker,  dealer,  commercial bank,
                             trust  company or other  nominee  and who wishes to
                             tender  should  contact  such   registered   holder
                             promptly  and  instruct such  registered  holder to
                             tender  on his  behalf.  If such  beneficial  owner
                             wishes to tender on his own behalf, such beneficial
                             owner must,  prior to completing  and executing the
                             Letter of Transmittal and delivering his Old Notes,
                             either make  appropriate  arrangements  to register
                             ownership  of the Old Notes in such owner's name or
                             obtain a  properly  completed  bond  power from the
                             registered   holder.  The  transfer  of  registered
                             ownership may take considerable time. See "Exchange
                             Offer -- Procedures for Tendering".


GUARANTEED DELIVERY
  PROCEDURES ..............  Holders  of Old Notes who wish to tender  their Old
                             Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes and a properly completed Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date may tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures".

WITHDRAWAL RIGHTS .........  Tenders of Old Notes may be  withdrawn  at any time prior to 5:00 p.m., New York City time, on the Expiration Date. To withdraw a tender of Old Notes, a written notice of withdrawal must be received by the Exchange Agent at its address set forth herein under "The Exchange Offer -- Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date.

ACCEPTANCE OF OLD NOTES AND
  DELIVERY OF
  NEW NOTES ...............  Subject  to  certain  conditions,  any  and all Old
                             Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date will be accepted for exchange. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer".

                             In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the
                             Exchange Offer will be made only after timely receipt by the Exchange Agent of cer-
                             tificates for the Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer procedures described herein, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

CERTAIN TAX
  CONSIDERATIONS ..........  The exchange of New Notes for Old Notes will not be considered a sale or exchange or otherwise a taxable event for Federal income tax purposes. See "Certain United States Federal Tax Considerations".

EXCHANGE AGENT ............  PNC Bank,  N.A. is serving as  exchange  agent (the
                             "Exchange Agent") in connection with the Exchange Offer.

FEES AND EXPENSES .........  All  expenses   incident  to  consummation  of  the
                             Exchange Offer and compliance with the Registration
                             Rights  Agreement will be borne by the Issuer.  See
                             "The Exchange Offer -- Fees and Expenses".

USE OF PROCEEDS ...........  There  will be no  proceeds  payable  to the Issuer from the issuance of the New Notes pursuant to the Exchange Offer. See "Use of Proceeds".


THE NEW NOTES

     The Exchange Offer relates to (a) the exchange of up to $250,000,000 aggregate principal amount of Old Notes due 2005 for up to an equal aggregate principal amount of New Notes due 2005 and (b) the exchange of up to $250,000,000 aggregate principal amount of Old Notes due 2008 for up to an equal aggregate principal amount of New Notes due 2008. The New Notes will be entitled to the benefits of the same Indenture that governs the Old Notes and that will govern the New Notes. The form and terms of the New Notes are the same in all material respects as the form and terms of the Old Notes, except that (i) the New Notes have been registered under the Securities Act and therefore will not bear legends restricting the transfer thereof and (ii) holders of New Notes will not be entitled to certain rights of holders of the Old Notes under the Registration Rights Agreement, which rights will be terminated upon consummation of the Exchange Offer (e.g. liquidated damages). See "Description of the New Notes".

MATURITY DATES ............  The New Notes due 2005 will mature on June 15, 2005 and the New Notes due 2008 will mature on June 15, 2008.

INTEREST PAYMENT DATES ....  June 15 and  December  15 of each year,  commencing
                             December 15, 1998.



OPTIONAL REDEMPTION .......  The New Notes will be  redeemable  as a whole or in part, at the option of the Issuer, at any time at a redemption price equal to the greater of (i) 100% of their principal amount and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield (as defined herein) plus 15 basis points in the case of the New Notes due 2005 and 20 basis points in the case of the New Notes due 2008, plus in each case accrued interest to the date of redemption. See "Description of the New Notes -- Optional Redemption".

RANKING ...................  The  New  Notes  will   constitute   unsecured  and
                             unsubordinated obligations of the Issuer and will rank pari passu in right of payment with all other unsecured and unsubordinated obligations of the Issuer. See "Description of the New Notes".

RESTRICTIVE COVENANTS .....  The  Indenture  governing  the New  Notes  contains certain covenants that, among other things, limit the ability of the Issuer to incur liens and engage in mergers and consolidations or sale and lease-back transactions. See "Description of the New Notes".


USE OF PROCEEDS

     There will be no proceeds payable to the Issuer from the issuance of the New Notes pursuant to the Exchange Offer. The proceeds from the sale of the Old Notes were used by HEALTHSOUTH to repay bank debt. See "Use of Proceeds".

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following should be considered carefully by holders of the Notes. Statements made herein should be considered as "forward-looking information". See "Forward-Looking Information".


REIMBURSEMENT BY THIRD-PARTY PAYORS

     Substantially all of HEALTHSOUTH's revenues are derived from private and governmental third-party payors (in 1997, approximately 36.9% from Medicare and approximately 63.1% from commercial insurers, managed care plans, workers' compensation payors and other private pay revenue sources). There are increasing pressures from many payor sources to control healthcare costs and to limit increases in reimbursement rates for medical services. There can be no assurances that payments under governmental and third-party payor programs will remain at levels comparable to present levels. In attempts to limit the federal budget deficit, there have been, and HEALTHSOUTH expects that there will continue to be, a number of proposals to limit Medicare reimbursements for certain services. HEALTHSOUTH cannot now predict whether any of these pending proposals will be adopted or, if adopted and implemented, what effect such proposals would have on HEALTHSOUTH.


REGULATION

     HEALTHSOUTH is subject to various other types of regulation at the federal and state levels, including licensure and certification laws, Certificate of Need laws and laws relating to financial relationships among providers of healthcare services, Medicare fraud and abuse and physician self-referral.

     The operation of HEALTHSOUTH's facilities and the provision of healthcare services are subject to federal, state and local licensure and certification laws. These facilities and services are subject to periodic inspection by governmental and other authorities to assure compliance with the various standards established for continued licensure under state law, certification under the Medicare and Medicaid programs and participation in the Veteran's Administration program. Additionally, in many states, Certificates of Need or other similar approvals are required for expansion of HEALTHSOUTH's operations. HEALTHSOUTH could be adversely affected by the failure or inability to obtain such approvals, by changes in the standards applicable to approvals and by possible delays and expenses associated with obtaining approvals. The failure by HEALTHSOUTH to obtain, retain or renew any required regulatory approvals, licenses or certificates could prevent HEALTHSOUTH from being reimbursed for, or from offering, its services, or could adversely affect its results of operations.

     A wide array of Medicare/Medicaid fraud and abuse provisions apply to the operations of HEALTHSOUTH. HEALTHSOUTH is subject to extensive federal and state regulation with respect to financial relationships among healthcare providers, physician self-referral arrangements and other fraud and abuse issues. Penalties for violation of federal and state laws and regulations include exclusion from participation in the Medicare/Medicaid programs, asset forfeiture, civil penalties and criminal penalties. The Office of Inspector General of the Department of Health and Human Services (the "OIG"), the Department of Justice (the "DOJ") and other federal agencies interpret healthcare fraud and abuse provisions liberally and enforce them aggressively. See "-- Certain Horizon/CMS Litigation". See also "Business -- Regulation" in HEALTHSOUTH's 1997 Form 10-K.


HEALTHCARE REFORM

     In recent years, an increasing number of legislative proposals have been introduced or proposed in Congress and in some state legislatures that would effect major changes in the healthcare system, either nationally or at the state level. Among the proposals which are, or recently have been, under consideration are cost controls on hospitals, insurance market reforms to increase the availability of group health insurance to small businesses, requirements that all businesses offer health insurance coverage to their employees and the creation of a single government health insurance plan that would cover all citizens. The costs of certain proposals would be funded in significant part by reductions in payments by governmental programs, including Medicare and Medicaid, to healthcare providers. There continue to be fed-eral and state proposals that would, and actions that do, impose more limitations on government and private payments to healthcare providers such as HEALTHSOUTH and proposals to increase copayments and deductibles from program and private patients. At the federal level, both Congress and the current Administration have continued to propose healthcare budgets that substantially reduce payments under the Medicare and Medicaid programs. In addition, many states are considering the enactment of initiatives designed to reduce their Medicaid expenditures, to provide universal coverage or additional levels of care and/or to impose additional taxes on healthcare providers to help finance or expand the states' Medicaid systems. There can be no assurance as to the ultimate content, timing or effect of any healthcare reform legislation, nor is it possible at this time to estimate the impact of potential legislation, which may be material, on HEALTHSOUTH.


COMPUTER TECHNOLOGIES AND YEAR 2000 COMPLIANCE

     HEALTHSOUTH is aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. Many existing computer programs use only two digits to identify a year in the date field. The issue is whether such code exists in HEALTHSOUTH's mission-critical applications and if that code will produce accurate information to date-sensitive calculations after the turn of the century.

     HEALTHSOUTH is involved in an extensive, ongoing program to identify and correct problems arising from the year 2000 issues. The program is broken down into the following categories: (1) mission-critical computer applications which are internally maintained by HEALTHSOUTH's information technology department;
(2) mission-critical computer applications which are maintained by third-party vendors; (3) non-mission-critical applications, whether internally or externally maintained; (4) hardware; (5) embedded applications which control certain medical and other equipment; (6) computer applications of its significant suppliers; and (7) computer applications of its significant payors.

     Mission-critical computer applications are those which are integral to HEALTHSOUTH's business mission, which have no reasonable manual alternative for producing the same information and results, and the failure of which to produce accurate information and results would have a significant adverse impact on the Company. Such applications include HEALTHSOUTH's general business systems and its patient billing systems. Most of HEALTHSOUTH's clinical applications are not considered mission-critical, because reasonable manual alternatives are available to produce the same information and results for as long as necessary.

     HEALTHSOUTH's review of its internally maintained mission-critical applications revealed that such applications contained very few date-sensitive calculations. The revisions to these applications are scheduled to be completed by October 31, 1998, tested during November and December, 1998 and implemented during the first quarter of 1999. The budget for this project is approximately $150,000. The project is currently on schedule, with coding approximately 25% complete at the end of July 1998.

     HEALTHSOUTH's general business applications are all licensed from and maintained by the same vendor. All such applications are already year 2000 compliant. HEALTHSOUTH has received written confirmation from the vendors of its other externally maintained mission-critical applications that such applications are currently year 2000 compliant or will be made year 2000 compliant by the end of 1998. The cost to be incurred by HEALTHSOUTH related to externally maintained applications is not currently expected to be material.

     HEALTHSOUTH has reviewed all of its non-mission-critical applications and determined that some of these applications are not year 2000 compliant and will not be made to be compliant. In such cases, HEALTHSOUTH has developed manual alternatives to produce the information that such systems currently produce. The incremental cost of the manual systems is not currently estimated to be material. HEALTHSOUTH plans to evaluate the effectiveness of the manual systems before any decisions are made on the replacement of the non-compliant applications.

     HEALTHSOUTH has engaged a consultant to test all of its computer hardware for year 2000 compliance at a cost of approximately $800,000. The results of these tests are expected to be available by November 30, 1998. The Company has regularly upgraded its significant servers and hardware platforms. Therefore, it is expected that the consultant's tests will only reveal that HEALTHSOUTH's older per-sonal computers are not year 2000 compliant. Once the results of the tests are available, HEALTHSOUTH will determine which hardware components are necessary to replace and will develop a plan to do so. The cost of such replacements cannot be estimated until the plan is developed.

     HEALTHSOUTH has not completed its review of embedded applications which control certain medical and other equipment. HEALTHSOUTH expects to complete this review during the third quarter of 1998. The nature of HEALTHSOUTH's business is such that any failure of these type applications is not expected to have a material adverse effect on its business.

     HEALTHSOUTH has sent inquiries to its significant suppliers of equipment and medical supplies concerning the year 2000 compliance of their significant computer applications. Responses have been received from over 50% of those suppliers, and no significant problems have been identified. Second requests have been mailed to all non-respondents.



     HEALTHSOUTH has also sent inquiries to its significant third-party payors. Responses have been received from payors representing over 35% of HEALTHSOUTH's revenues. Such responses indicate that these payors' systems will be year 2000 compliant. Second requests will be mailed to all non-respondents during October 1998. HEALTHSOUTH will continue to evaluate year 2000 risks with respect to such payors as additional responses are received. In that connection, it should be noted that substantially all of HEALTHSOUTH's revenues are derived from reimbursement by governmental and private third-party payors, and that HEALTHSOUTH is dependent upon such payors' evaluation of their year 2000 compliance status to assess such risks. If such payors are incorrect in their evaluation of their own year 2000 compliance status, this could result in delays or errors in reimbursement to HEALTHSOUTH by such payors, the effects of which could be material to HEALTHSOUTH.


     Based on the information currently available, HEALTHSOUTH believes that its risk associated with problems arising from year 2000 issues is not significant. However, because of the many uncertainties associated with year 2000 compliance issues, and because HEALTHSOUTH's assessment is necessarily based on information from third-party vendors, payors and supplies, there can be no assurance that HEALTHSOUTH's assessment is correct or as to the materiality or effect of any failure of such assessment to be correct. HEALTHSOUTH will continue with the assessment process as described above and, to the extent that changes in such assessment require it, will attempt to develop alternatives or modifications to its compliance plan above. There can, however, be no assurance that such compliance plan, as it may be changed, augmented or modified from the time to time, will be successful.


COMPETITION

     HEALTHSOUTH operates in a highly competitive industry. HEALTHSOUTH generally operates its facilities in communities that also are served by similar facilities operated by others. Although HEALTHSOUTH is the largest provider of outpatient surgery and rehabilitation healthcare services on a nationwide basis, in any particular market it may encounter competition from local or national entities with longer operating histories or other superior competitive advantages. There can be no assurance that such competition, or other competition which HEALTHSOUTH may encounter in the future, will not adversely affect HEALTHSOUTH's results of operations.


CERTAIN HORIZON/CMS LITIGATION

     On October 29, 1997, HEALTHSOUTH acquired Horizon/CMS Healthcare Corporation ("Horizon/ CMS") through the merger of a wholly-owned subsidiary of HEALTHSOUTH with and into Horizon/ CMS. Horizon/CMS is currently a party, or is subject, to certain material litigation matters and disputes, which are described below, as well as various other litigation matters and disputes arising in the ordinary course of its business. HEALTHSOUTH is not itself a party to the litigation described below.

SEC and NYSE Investigations

     The Division of Enforcement of the SEC is conducting a private investigation with respect to trading in the securities of Horizon/CMS and Continental Medical Systems, Inc. ("CMS"), which was acquired by Horizon/CMS in June 1995. In connection with that investigation, Horizon/CMS produced certain documents, and Neal M. Elliott, then Chairman of the Board, President and Chief Executive Officer of Horizon/CMS, and certain other former officers of Horizon/CMS have given testimony to the SEC. Horizon/CMS has also been informed that certain of its division office employees and an individual, affiliates of whom had limited business relationships with Horizon/CMS, have responded to subpoenas from the SEC. Mr. Elliott also produced certain documents in response to a subpoena from the SEC. In addition, Horizon/CMS and Mr. Elliott have responded to separate subpoenas from the SEC pertaining to trading in Horizon/CMS's common stock and various material press releases issued in 1996 by Horizon/CMS; Horizon/CMS's February 18, 1997 announcement that HEALTHSOUTH would acquire Horizon/CMS; and any discussions of proposed business combinations between Horizon/CMS and Medical Innovations and Horizon/CMS and certain other companies. The investigation is, to the knowledge of HEALTHSOUTH and Horizon/CMS, ongoing, and neither Horizon/CMS nor HEALTHSOUTH possesses all the facts with respect to the matters under investigation. Although neither
Horizon/CMS nor HEALTHSOUTH has been advised by the SEC that the SEC has concluded that any of Horizon/ CMS, Mr. Elliott or any other current or former officer or director of Horizon/CMS has been involved in any violation of the federal securities laws, there can be no assurance as to the outcome of the investigation or the time of its conclusion. Both Horizon/CMS and HEALTHSOUTH have, to the extent requested to date, cooperated fully with the SEC in connection with the investigation.

     In March 1995, the New York Stock Exchange (the "NYSE") informed Horizon/CMS that it had initiated a review of trading in The Hillhaven Corporation common stock prior to the announcement of Horizon/CMS's proposed acquisition of Hillhaven. In April 1995, the NYSE extended the review of trading to include all dealings with CMS. On April 3, 1996, the NYSE notified
Horizon/CMS that it had initiated a review of trading in its common stock preceding Horizon/CMS's March 1, 1996 press release announcing a revision in Horizon/CMS's third quarter earnings estimate. On February 20, 1997, the NYSE notified Horizon/CMS that it was reviewing trading in Horizon/CMS's securities prior to the February 18, 1997 announcement that HEALTHSOUTH would acquire Horizon/CMS. Horizon/CMS has cooperated with the NYSE in its reviews and, to Horizon/CMS's knowledge, the reviews are ongoing.

     In February 1997, HEALTHSOUTH received a subpoena from the SEC with respect to its investigation concerning trading in Horizon/CMS common stock prior to the February 18, 1997 announcement that HEALTHSOUTH would acquire Horizon/CMS and a request for information from the NYSE in connection with its review of such trading. HEALTHSOUTH responded to such subpoena and request for information and advised both the SEC and the NYSE that it intended to cooperate fully in any investigations or reviews relating to such trading. HEALTHSOUTH provided certain additional information to the SEC in April 1997. Since that time, HEALTHSOUTH has had no further inquiries from either the SEC or the NYSE with respect to such matters, and is unaware of the current status of such investigations or reviews.

Michigan Attorney General Investigation Into Long-Term Care Facility In Michigan

     Horizon/CMS learned in September 1996 that the Attorney General of the State of Michigan was investigating one of its skilled nursing facilities. The facility, in Howell, Michigan, was owned and operated by Horizon/CMS from February 1994 until December 31, 1997. As widely reported in the press, the Attorney General seized a number of patient, financial and accounting records that were located at this facility. By order of a circuit judge in the county in which the facility is located, the Attorney General was ordered to return patient records to the facility for copying. Horizon/CMS advised the Michigan Attorney General that it was willing to cooperate fully in the investigation. The facility in question was sold by Horizon/CMS to Integrated Health Services, Inc., on December 31, 1997.

     On February 19, 1998, the State of Michigan filed a criminal complaint against Horizon/CMS, four former employees of the facility and one former Horizon/CMS regional manager, alleging various violations in 1995 and 1996 of certain statutes relating to patient care, patient medical records and the making of false statements with respect to the condition or operations of the facility (State of Michigan v. Horizon/CMS Healthcare Corp., et al., Case No. 98-630-FY, State of Michigan District Court 54B). The maximum fines chargeable against Horizon/CMS under the counts alleged in the complaint (exclusive of charges against the individual defendants, some of which charges may result in indemnification obligations for Horizon/CMS) aggregate $69,000. Horizon/CMS denies the allegations made in the complaint and expects to vigorously defend against the charges. It is not possible to predict at this time the outcome or effect of this litigation or the length of time it will take to resolve this litigation.

Lawsuit by Former Shareholders of Communi-Care, Inc. and Pro Rehab, Inc.

     On May 28, 1997, CMS was served with a lawsuit styled Kenneth Hubbard and Lynn Hubbard v. Rocco Ortenzio, Robert A. Ortenzio and Continental Medical Systems, Inc., No. 3:97 CV294MCK, filed in the United States District Court for the Western District of North Carolina, Charlotte Division, by the former shareholders of Communi-Care, Inc. and Pro Rehab, Inc. seeking damages arising out of certain "earnout" provisions of the definitive purchase agreements under which CMS purchased the outstanding stock of Communi-Care, Inc. and Pro Rehab, Inc. from such shareholders. The plaintiffs allege that the manner in which CMS and the other defendants operated the companies after their acquisition breached its fiduciary duties to the plaintiffs, constituted fraud, gross negligence and bad faith, and breached their employment agreements with the companies. As a result of such alleged conduct, the plaintiffs assert that they are entitled to damages in an amount in excess of $27,000,000 from CMS and the other defendants. Horizon/CMS believes, based upon its evaluation of the legal and factual matters relating to the plaintiffs' assertions, that it has valid defenses to the plaintiffs' claims and, as a result, intends to vigorously contest such claims. Because this litigation remains at an early stage, HEALTHSOUTH cannot now predict the outcome or effect of such litigation or the length of time it will take to resolve such litigation.

EEOC Litigation

     In March 1997, the Equal Employment Opportunity Commission (the "EEOC") filed a complaint against Horizon/CMS alleging that Horizon/CMS had engaged in unlawful employment practices in respect of Horizon/CMS's employment policies related to pregnancies. Specifically, the EEOC asserts that Horizon/CMS's alleged refusal to provide pregnant employees with light-duty assignments to accommodate their temporary disabilities caused by pregnancy violates Sections 701(k) and 703(a) of Title VII, 42 U.S.C. (section)(section) 2000e-(k) and 2000e-2(a). In this lawsuit, the EEOC seeks, among other things, to permanently enjoin Horizon/CMS's employment practices in this regard. Horizon/CMS disputes the factual and legal assertions of the EEOC in this litigation and intends to vigorously contest the EEOC's claims. HEALTHSOUTH cannot predict the length of time it will take to resolve this litigation or the outcome or effect of the litigation.

Heritage Western Hills Litigation

     Since July 1996,  Horizon/CMS has been a defendant in a lawsuit styled Lexa
A. Auld, Administratrix of Martha Hary, Deceased v. Horizon/CMS Healthcare Corporation and Charles T. Maxvill, D.O., No. 48-165121, 48th Judicial District Court, Tarrant County, Texas. The case involved injuries allegedly suffered by a resident of the Heritage Western Hills nursing facility in Fort Worth, Texas. Horizon/CMS tendered the claim to its insurance carrier, which accepted coverage with a reservation of rights and provided a defense through the carrier's selected counsel in Dallas, Texas. The case went to trial on October 29, 1997, and on November 7, 1997, the jury rendered a verdict in favor of the plaintiff in the amount of $2,370,000 in compensatory damages and $90,000,000 in punitive damages. Counsel has advised Horizon/CMS that, under applicable Texas law, the punitive damages award is, at worst, limited to four times the amount of the compensatory damages (the "Punitive Damages Cap"), and thus that the maximum amount of an enforceable judgment in favor of the plaintiff is approximately $12,000,000. Counsel has also advised Horizon/CMS that there are, potentially, other and further caps on both the amount of compensatory damages available to the plaintiff and the amount of punitive damages. Horizon/CMS filed the required motions with the court to impose the Punitive Damages Cap. On February 20, 1998, the court reduced the jury's verdict and entered a judgment in the amount of approximately $11,237,000. Horizon/CMS also vigorously disputes the efficacy of the jury's verdict and has appealed the judgment.

     Horizon/CMS's insurance carrier continues to defend the matter subject to a reservation of rights. Based upon an evaluation by its then-current internal counsel, after reviewing the findings contained in the jury verdict, the insurance policy at issue and the carrier's handling of the case, Horizon/CMS believes that the entirety of any judgment ultimately entered is covered by and payable from such insurance policy, less Horizon/CMS's self-insured retention of $250,000. On November 19, 1997, the insurance carrier sent Horizon/CMS a letter indicating its belief that certain policy exclusions might apply and requesting additional information which might affect its coverage determination. Horizon/ CMS has retained separate counsel to analyze the coverage issues and advise Horizon/CMS on its position, and Horizon/CMS expects to continue to negotiate any coverage issues with its carrier. Settlement negotiations by Horizon/CMS's insurance carrier, in conjunction with HEALTHSOUTH's retained counsel, continue with the plaintiff. It is not possible at this time to predict the outcome of any post-trial motions or appeals, the resolution of any coverage issues, the outcome of any settlement negotiations or the ultimate amount of any liability which will be borne by Horizon/CMS.


PROCEDURES FOR TENDER OF OLD NOTES

     The New Notes will be issued in exchange for Old Notes only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. Failure by a holder to follow such procedures may result in delay in receiving a New Note on a timely basis. Neither the Exchange Agent nor HEALTHSOUTH is under any duty to give notification of defects or irregularities with respect to tenders of Old Notes for exchange. Any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of New Notes. See "The Exchange Offer -- Procedures for Tendering" and "Plan of Distribution".


CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, or pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. HEALTHSOUTH does not currently anticipate that it will register the Old Notes under the Securities Act. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.


LACK OF PUBLIC MARKET FOR THE NOTES

     There can be no assurance that a public market for the New Notes will develop or, if such a market develops, as to the liquidity of such market. If such a market were to develop, the New Notes could trade at prices that may be higher or lower than their principal amount. HEALTHSOUTH does not intend to apply for listing of the New Notes on any securities exchange or for quotation of the New Notes on any automated quotation system. The Initial Purchasers have previously made a market in the Old Notes, and HEALTHSOUTH has been advised that the Initial Purchasers currently intend to make a market in the New Notes, as permitted by applicable laws and regulations, after consummation of the Exchange Offer. The Initial Purchasers are not obligated, however, to make a market in the Old Notes or the New Notes and any such market making activity may be discontinued at any time without notice at the sole discretion of the Initial Purchasers. If an active public market does not develop or continue, the market price and liquidity of the New Notes may be adversely affected.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Issuer's consolidated ratio of earnings to fixed charges for the periods shown.

                                                            YEAR ENDED DECEMBER 31,                  SIX MONTHS ENDED
                                             ------------------------------------------------------      JUNE 30,
                                                1993       1994       1995       1996       1997           1998
                                             ---------- ---------- ---------- ---------- ---------- -----------------
Ratio of earnings to fixed charges .........     5.71x      3.31x      3.27x      4.61x      5.34x         6.59x

     For purposes of calculating ratio of earnings to fixed charges, (i) earnings consist of consolidated income (loss) before taxes and nonrecurring charges, plus fixed charges, and (ii) fixed charges consist of interest expense incurred and the portion of rental expense under operating leases deemed by the Issuer to be representative of the interest factor.


                               THE EXCHANGE OFFER

     The following discussion sets forth or summarizes the material terms of the Exchange Offer, including those set forth in the Letter of Transmittal distributed with this Prospectus. This summary is qualified in its entirety by reference to the full text of the documents underlying the Exchange Offer (including the Indenture and the Registration Rights Agreement), which are exhibits to the registration statement of which this Prospectus is a part.


TERMS OF THE EXCHANGE OFFER



     The Old Notes were sold by the Issuer to the Initial Purchasers on June 22, 1998 (the "Closing Date"), pursuant to a Purchase Agreement entered into by the Initial Purchasers on June 17, 1998 (the "Purchase Agreement") and were subsequently resold (i) to qualified institutional buyers pursuant to Rule 144A under the Securities Act, and (ii) pursuant to offers and sales that occurred outside the United States within the meaning of Regulation S under the Securities Act. In connection with the issuance of the Old Notes pursuant to the Purchase Agreement, the Initial Purchasers and their respective assignees became entitled to the benefits of the Registration Rights Agreement.


     Under the Registration Rights Agreement, the Issuer is required to file within 60 days after the Closing Date a registration statement (the "Exchange Offer Registration Statement") for a registered exchange offer with respect to an issue of new notes identical in all material respects to the Old Notes except that the new notes shall contain no restrictive legend thereon. Under the Registration Rights Agreement, the Issuer is required to (i) cause the Exchange Offer Registration Statement to be filed with the Commission no later than 60 days after the Closing Date, (ii) use its best efforts to cause such Exchange Offer Registration Statement to become effective no later than 150 days after the Closing Date, (iii) use its best efforts to keep the Exchange Offer open for at least 30 and not longer than 45 calendar days (or longer if required by applicable law), (iv) use its best efforts to consummate the Exchange Offer as soon as practicable following the date on which the Exchange Offer Registration Statement is declared effective by the Commission, but in no event later than 180 days after the Closing Date and (v) cause the Exchange Offer to comply with all applicable federal and state securities laws. The Exchange Offer being made hereby, if commenced and consummated within the time periods described in this paragraph, will satisfy those requirements under the Registration Rights Agreement.


     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date will be accepted for exchange. New Notes of the same maturity will be issued in exchange for an equal principal amount of outstanding Old Notes accepted in the Exchange Offer. Old Notes may be tendered only in integral multiples of $1,000. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders on or about September 14, 1998. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered in exchange. However, the obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth herein under "-- Conditions".

     Old Notes shall be deemed to have been accepted as validly tendered when, as and if the Trustee has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Notes for the purposes of receiving the New Notes and delivering New Notes to such holders.

     Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, including the Exchange Offer No-Action Letters, the Issuer believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by each holder thereof (other than a broker-dealer who acquires such New Notes directly from the Issuer for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act and other than any holder that is an "affiliate" (as defined in Rule 405 under the Securities Act) of the Issuer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement with any person to participate in a distribution of such New Notes. By tendering the Old Notes in exchange for New Notes, each holder, other than a broker-dealer, will represent to the Issuer that: (i) it is not an affiliate (as defined in Rule 405 under the Securities Act) of the Issuer; (ii) it is not a broker-dealer tendering Old Notes acquired for its own account directly from the Issuer; (iii) any New Notes to be received by it will be acquired in the ordinary course of its business; and (iv) it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of the New Notes. If a holder of Old Notes is engaged in or intends to engage in a distribution of the New Notes or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder may not rely on the applicable interpretations of the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each Participating Broker-Dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Issuer has agreed that it will make this Prospectus available to any Participating Broker-Dealer for a period of time not to exceed one year after the date on which the Exchange Offer is consummated for use in connection with any such resale. See "Plan of Distribution".

     In the event that (i) any changes in law or the applicable interpretations of the staff of the Commission do not permit the Issuer to effect the Exchange Offer, or (ii) if any holder of Old Notes shall notify the Issuer within 30 calendar days following the consummation of the Exchange Offer that (A) such holder was prohibited by law or Commission policy from participating in the Exchange Offer or (B) such holder may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such holder or (C) such holder is a broker-dealer and holds Old Notes acquired directly from the Issuer or one of its affiliates, then the Issuer shall (x) cause to be filed a shelf registration statement pursuant to Rule 415 under the Securities Act (the "Shelf Registration Statement") on or prior to 30 days after the date on which the Issuer determines that it is not required to file the Exchange Offer Registration Statement pursuant to clause (i) above or 30 days after the date on which the Issuer receives the notice specified in clause (ii) above and shall (y) use its best efforts to cause such Shelf Registration Statement to become effective within 30 days after the date on which the Issuer becomes obligated to file such Shelf Registration Statement. If, after the Issuer has filed an Exchange Offer
Registration Statement, the Issuer is required to file and make effective a Shelf Registration Statement solely because the Exchange Offer is not permitted under applicable federal law, then the filing of the Exchange Offer Registration Statement shall be deemed to satisfy the requirements of clause (x) above. Such an event shall have no effect on the requirements of clause (y) above. The

Issuer shall use its best efforts to keep the Shelf Registration Statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for sales of Transfer Restricted Securities (as defined below) by the holders thereof for a period of at least two years following the date on which such Shelf Registration Statement first becomes effective under the Securities Act. The term "Transfer Restricted Securities" means each Note, until the earliest to occur of (a) the date on which such Note is exchanged in the Exchange Offer and entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Act, (b) the date on which such Note has been disposed of in accordance with a Shelf Registration Statement, (c) the date on which such Note is disposed of by a broker-dealer pursuant to the "Plan of Distribution" contemplated by the Exchange Offer Registration Statement (including delivery of the prospectus contained therein) or (d) the date on which such Note is distributed to the public pursuant to Rule 144 under the Act.

     If (i) the Exchange Offer Registration Statement or the Shelf Registration Statement is not filed with the Commission on or prior to the date specified in the Registration Rights Agreement, (ii) any such Registration Statement has not been declared effective by the Commission on or prior to the date specified for such effectiveness in the Registration Rights Agreement, (iii) the Exchange Offer has not been consummated within 180 days after the Closing Date or (iv) any Registration Statement required by the Registration Rights Agreement is filed and declared effective but shall thereafter cease to be effective or fail to be usable for its intended purpose without being succeeded immediately by a post-effective amendment to such Registration Statement that cures such failure and that is itself declared effective immediately (each such event referred to in clauses (i) through (iv), a "Registration Default"), then the Issuer has agreed to pay liquidated damages to each holder of Transfer Restricted Securities. Liquidated Damages shall accrue on the applicable Old Notes or the applicable New Notes, as the case may be, over and above the applicable interest rate set forth in the title to the applicable Old Notes or the applicable New Notes. Following the occurrence of each such Registration Default mentioned herein from and including the next day following each such Registration Default in each case at a rate equal to 0.25% per annum; provided, however, that in any case, if one or more Registration Defaults occurs and continues for more than 60 days (whether or not consecutive) in any twelve month period (the 61st day being referred to as the "Default Day") then and from the Default Day until the earlier of (i) the date such Shelf Registration Statement is again deemed effective or is useable, (ii) the date that is the second anniversary of the Closing Date (or, if Rule 144(k) of the Securities Act is amended to provide a shorter restrictive period, such shorter period) or (iii) the date on which the Notes are sold pursuant to such Shelf Registration Statement, Liquidated Damages shall accrue at a rate of 0.25% per annum, provided, however, that the aggregate amount of Liquidated Damages payable will in no event exceed 0.25% per annum. The Liquidated Damages attributable to each Registration Default shall cease to accrue from the date such Registration Default is cured.


     All accrued liquidated damages shall be paid to the holders of record on the preceding June 1 and December 1, respectively, of the global note representing the Old Notes by wire transfer of immediately available funds or by federal funds check and to holders of certificated securities by mailing checks to their registered addresses on each June 15 and December 15. All obligations of the Issuer set forth in the preceding paragraph that are outstanding with respect to any Transfer Restricted Security at the time such security ceases to be a Transfer Restricted Security shall survive until such time as all such obligations with respect to such security shall have been satisfied in full. Upon consummation of the Exchange Offer, subject to certain exceptions, holders of Old Notes who do not exchange their Old Notes for New Notes in the Exchange Offer will no longer be entitled to registration rights and will not be able to offer or sell their Old Notes, unless such Old Notes are subsequently registered under the Securities Act (which, subject to certain limited exceptions, the Issuer will have no obligation to do), except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See "Risk Factors -- Risk Factors Relating to the Notes -- Consequences of Failure to Exchange".

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION


     The term "Expiration Date" shall mean October 14, 1998, unless the Exchange Offer is extended, if and as required by applicable law, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

     In order to extend the Expiration Date, the Issuer will notify the Exchange Agent of any extension by oral or written notice and will notify the holders of the Old Notes by means of a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     The Issuer reserves the right (i) to delay acceptance of any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not permit acceptance of Old Notes not previously accepted if any of the conditions set forth herein under "-- Conditions" shall have occurred and shall not have been waived by the Issuer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the Exchange Agent. If the Exchange Offer is amended in a manner determined by the Issuer to constitute a material change, the Issuer will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment.


INTEREST ON THE NEW NOTES

     The New Notes will accrue interest from June 22, 1998, at the rates of 6.875% on the New Notes due 2005 and 7.0% on the New Notes due 2008. Commencing December 15, 1998, cash interest on the New Notes will accrue and be payable, at a per annum rate of 6.875% on the New Notes due 2005 and 7.0% on the New Notes due 2008, semi-annually in arrears on each June 15 and December 15.


PROCEDURES FOR TENDERING

     To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal, together with any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at DTC (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS OF THE NOTES. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE ISSUER. Delivery of all documents must be made to the Exchange Agent at its address set forth below. Holders of Notes may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

     The tender by a holder of Old Notes will constitute an agreement between such holder and the Issuer in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Issuer or any other person who has obtained a properly completed bond power from the registered holder.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor" institution within the meaning of Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by bond powers and a proxy which authorizes such person to tender the Old Notes on behalf of the registered holder, in each case as the name of the registered holder or holders appears on the Old Notes.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Issuer, evidence satisfactory to the Issuer of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt) and withdrawal of the tendered Old Notes will be determined by the Issuer in its sole discretion, which determination will be final and binding. The Issuer reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes which, if accepted, would, in the opinion of counsel for the Issuer, be unlawful. The Issuer also reserves the absolute right to waive any irregularities or conditions of tender as to particular Old Notes. The Issuer's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Issuer shall determine. Neither the Issuer, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the Exchange Agent to the tendering holders of Old Notes, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Issuer reserves the right in its sole discretion, subject to the provisions of the Indenture, to (i) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth under "-- Conditions", (ii) to terminate the Exchange Offer in accordance with the terms of the Registration Rights Agreement and (iii) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.


ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, all Old Notes properly tendered will be accepted, promptly after the Expiration Date, and the New Notes will be issued promptly after acceptance of the Old Notes. See "-- Conditions" below. For purposes of the Exchange Offer, Old Notes shall be deemed to have been accepted as validly tendered for exchange when, as and if the Issuer has given oral or written notice thereof to the Exchange Agent.

     In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or nonexchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer procedures described below, such nonexchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.


BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in the Book-Entry Transfer
Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "-- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.


GUARANTEED DELIVERY PROCEDURES

     If a registered holder of the Old Notes desires to tender such Old Notes, and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal and Notice of Guaranteed Delivery, substantially in the form provided by the Issuer (by mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.


WITHDRAWAL OF TENDERS

     Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time on the Expiration Date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent prior to 5:00 p.m., New York City time on the Expiration Date at one of the addresses set forth below under "-- Exchange Agent". Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes) and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Issuer, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "-- Procedures for Tendering" and "-- Book-Entry Transfer" above at any time on or prior to the Expiration Date.


CONDITIONS

     Notwithstanding any other term of the Exchange Offer, Old Notes will not be required to be accepted for exchange, nor will New Notes be issued in exchange for any Old Notes, and the Issuer may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if because of any change in law, or applicable interpretations thereof by the Commission, the Issuer determines that it is not permitted to effect the Exchange Offer. The Issuer has no obligation to, and will not knowingly, permit acceptance of tenders of Old Notes from affiliates (within the meaning of Rule 405 under the Securities Act) of the Issuer or from any other holder or holders who are not eligible to participate in the Exchange Offer under applicable law or interpretations thereof by the Commission, or if the New Notes to be received by such holder or holders of Old Notes in the Exchange Offer, upon receipt, will not be tradable by such holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the "blue sky" or securities laws of substantially all of the states of the United States.


ACCOUNTING TREATMENT


     The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in the Issuer's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Issuer. The costs of the Exchange Offer and the unamortized expenses related to the issuance of the Old Notes will be amortized over the term of the New Notes.

EXCHANGE AGENT

     PNC Bank, N.A. has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:


 BY REGISTERED OR CERTIFIED MAIL:        FOR INFORMATION CALL:       BY HAND/OVERNIGHT DELIVERY:
        PNC Bank, N.A.                     David G. Metcalf                PNC Bank, N.A.
   500 West Jefferson Street                (502) 581-3029            500 West Jefferson Street
  Louisville, Kentucky 40202           Facsimile (502) 581-2702      Louisville, Kentucky 40202
 Attn: Corporate Trust Department                                   Attn: Corporate Trust Department
              or                                                                 or
        PNC Bank, N.A.                                                     PNC Bank, N.A.
 c/o The Depository Trust Company                                   c/o The Depository Trust Company
        55 Water Street                                                    55 Water Street
   New York, New York 10041                                           New York, New York 10041
 Attn: Messrs. Cumia or Ballner                                     Attn: Messrs. Cumia or Ballner
        (212) 558-2460                                                     (212) 558-2460



FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Issuer. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by officers and regular employees of the Issuer.

     The Issuer will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Issuer, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Issuer may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the Prospectus and related documents to the beneficial owners of the Old Notes, and in handling or forwarding tenders for exchange.

     The expenses to be incurred in connection with the Exchange Offer will be paid by the Issuer, including fees and expenses of the Exchange Agent and Trustee and accounting, legal, printing and related fees and expenses.

     The Issuer will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of, any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.


                                 USE OF PROCEEDS

     There will be no cash proceeds payable to HEALTHSOUTH from the issuance of the New Notes pursuant to the Exchange Offer. The proceeds from the sale of the Old Notes were used by HEALTHSOUTH to repay bank debt. In consideration for issuing the New Notes as contemplated in this Prospectus, HEALTHSOUTH will receive in exchange the Old Notes in like principal amount, the terms of which are identical in all material respects to the New Notes. The Old Notes surrendered in exchange for the New Notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the New Notes will not result in any increase in the indebtedness of HEALTHSOUTH.

                                 CAPITALIZATION

     The following table sets forth, as of June 30, 1998, the capitalization of the Company, which reflects the sale of the Old Notes and the application of the net proceeds therefrom. See "Selected Consolidated Financial Data" and "Use of Proceeds".

                                                                               JUNE 30,
                                                                                 1998
                                                                           ---------------
                                                                            (IN THOUSANDS)
      Current portion of long-term debt ..................................   $   47,600
                                                                             ==========
      Long-term debt (net of current maturities):
      Notes payable ......................................................   $  750,000
      Other ..............................................................      122,956
      9.5% Senior Subordinated Notes due 2001 ............................      250,000
      3.25% Convertible Subordinated Debentures due 2003 .................      567,750
      6.875% Senior Notes due 2005 .......................................      250,000
      7.0% Senior Notes due 2008 .........................................      250,000
                                                                             ----------
         Total long-term debt ............................................    2,190,706
      Stockholders' equity:
        Preferred Stock, par value $.10 per share, 1,500,000 shares autho-
         rized; no shares outstanding ....................................           --
        Common Stock, par value $.01 per share, 600,000,000 shares autho-
         rized; 401,817,000 shares outstanding (1) .......................        4,018
        Additional paid-in capital .......................................    2,406,903
        Retained earnings ................................................    1,078,580
        Treasury stock ...................................................         (323)
        Receivable from Employee Stock Ownership Plan ....................      (10,169)
        Notes receivable from stockholders ...............................       (5,180)
                                                                             ----------
        Total stockholders' equity .......................................    3,473,829
                                                                             ----------
         Total capitalization ............................................   $5,664,535
                                                                             ==========

----------
(1) Outstanding shares do not include a total of 28,406,753 shares of Common Stock subject to options outstanding under the Company's stock option plans. An additional 8,089,191 shares of Common Stock are reserved for future option grants under such plans. Outstanding shares also do not include 980,542 shares of Common Stock reserved for issuance pursuant to outstanding warrants, 15,501,707 shares of Common Stock initially reserved for issuance upon conversion of the Company's 3.25% Convertible Subordinated Debentures due 2003, and 20,482,885 shares of Common Stock issued in connection with acquisitions subsequent to June 30.

                      SELECTED CONSOLIDATED FINANCIAL DATA



     Set forth below is a summary of selected consolidated financial data for HEALTHSOUTH for the years indicated. All amounts have been restated to reflect the effects of the 1994 acquisition of ReLife, Inc. ("ReLife"), the 1995 acquisitions of Surgical Health Corporation ("SHC") and Sutter Surgery Centers, Inc. ("SSCI"), the 1996 acquisitions of Surgical Care Affiliates, Inc. ("SCA") and Advantage Health Corporation ("Advantage Health") and the 1997 acquisition of Health Images, Inc. ("Health Images"), each of which was accounted for as a pooling of interests. The data below should be read in conjunction with the consolidated financial statements, related notes and other information included, or incorporated by reference, herein.


                                                                              YEAR ENDED DECEMBER 31,
                                                                    -----------------------------------------
                                                                         1993          1994          1995
                                                                    ------------- ------------- -------------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
 Revenues .........................................................  $1,055,295    $1,726,321    $2,118,681
 Operating unit expenses ..........................................     715,189     1,207,707     1,441,059
 Corporate general and administrative expenses ....................      43,378        67,798        65,424
 Provision for doubtful accounts ..................................      22,677        35,740        42,305
 Depreciation and amortization ....................................      75,425       126,148       160,901
 Merger and acquisition related expenses (1) ......................         333         6,520        19,553
 Loss on impairment of assets (2) .................................          --        10,500        53,549
 Loss on abandonment of computer project ..........................          --         4,500            --
 Loss on disposal of surgery centers ..............................          --        13,197            --
 NME Selected Hospitals Acquisition related expense ...............      49,742            --            --
 Interest expense .................................................      25,884        74,895       105,517
 Interest income ..................................................      (6,179)       (6,658)       (8,009)
 Gain on sale of partnership interest .............................      (1,400)           --            --
 Gain on sale of MCA Stock ........................................          --        (7,727)           --
                                                                     ----------    ----------    ----------
                                                                        925,049     1,532,620     1,880,299
                                                                     ----------    ----------    ----------
 Income from continuing operations before income taxes,
  minority interests and extraordinary item .......................     130,246       193,701       238,382
 Provision for income taxes .......................................      40,450        68,560        86,161
                                                                     ----------    ----------    ----------
                                                                         89,796       125,141       152,221
 Minority interests ...............................................      29,549        31,665        43,753
                                                                     ----------    ----------    ----------
 Income from continuing operations before extraordi-
  nary item .......................................................      60,247        93,476       108,468
 Income from discontinued operations ..............................       3,986        (6,528)       (1,162)
 Extraordinary item (2) ...........................................          --            --        (9,056)
                                                                     ----------    ----------    ----------
  Net income ......................................................  $   64,233    $   86,948    $   98,250
                                                                     ==========    ==========    ==========
 Weighted average common shares outstanding (3)(4) ................     265,502       273,480       289,594
                                                                     ==========    ==========    ==========
 Net income per common share: (3)(4)
  Continuing operations ...........................................  $     0.23    $     0.34    $     0.37
  Discontinued operations .........................................        0.01         (0.02)         0.00
  Extraordinary item ..............................................          --            --         (0.03)
                                                                     ----------    ----------    ----------
                                                                     $     0.24    $     0.32    $     0.34
                                                                     ==========    ==========    ==========
  Weighted average common shares outstanding --
   assuming dilution(3)(4)(5) .....................................     275,366       300,758       320,018
                                                                     ==========    ==========    ==========
  Net income per common share -- assuming dilution:
   (3)(4)(5)
  Continuing operations ...........................................  $     0.22    $     0.32    $     0.35
  Discontinued operations .........................................        0.01         (0.02)         0.00
  Extraordinary item ..............................................          --            --         (0.03)
                                                                     ----------    ----------    ----------
                                                                     $     0.23    $     0.30    $     0.32
                                                                     ==========    ==========    ==========
                                                                                                         SIX MONTHS
                                                                      YEAR ENDED DECEMBER 31,          ENDED JUNE 30,
                                                                    --------------------------- ---------------------------
                                                                         1996          1997          1997          1998
                                                                    ------------- ------------- ------------- -------------
                                                                    (IN THOUSANDS, EXCEPT PER            (UNAUDITED)
                                                                            SHARE DATA)
INCOME STATEMENT DATA:
 Revenues .........................................................  $2,568,155    $3,017,269    $1,414,648    $1,850,145
 Operating unit expenses ..........................................   1,667,248     1,888,435       889,939     1,140,128
 Corporate general and administrative expenses ....................      79,354        82,757        36,358        52,681
 Provision for doubtful accounts ..................................      58,637        71,468        32,788        43,723
 Depreciation and amortization ....................................     207,132       250,010       117,516       153,713
 Merger and acquisition related expenses (1) ......................      41,515        15,875        15,875            --
 Loss on impairment of assets (2) .................................      37,390            --            --            --
 Loss on abandonment of computer project ..........................          --            --            --            --
 Loss on disposal of surgery centers ..............................          --            --            --            --
 NME Selected Hospitals Acquisition related expense ...............          --            --            --            --
 Interest expense .................................................      98,751       111,504        53,415        56,918
 Interest income ..................................................      (6,034)       (4,414)       (2,322)       (4,522)
 Gain on sale of partnership interest .............................          --            --            --            --
 Gain on sale of MCA Stock ........................................          --            --            --            --
                                                                     ----------    ----------    ----------    ----------
                                                                      2,183,993     2,415,635     1,143,569     1,442,641
                                                                     ----------    ----------    ----------    ----------
 Income from continuing operations before income taxes,
  minority interests and extraordinary item .......................     384,162       601,634       271,079       407,504
 Provision for income taxes .......................................     143,929       206,153        92,465       145,484
                                                                     ----------    ----------    ----------    ----------
                                                                        240,233       395,481       178,614       262,020
 Minority interests ...............................................      50,369        64,873        32,715        35,424
                                                                     ----------    ----------    ----------    ----------
 Income from continuing operations before extraordi-
  nary item .......................................................     189,864       330,608       145,899       226,596
 Income from discontinued operations ..............................          --            --            --            --
 Extraordinary item (2) ...........................................          --            --            --            --
                                                                     ----------    ----------    ----------    ----------
  Net income ......................................................  $  189,864    $  330,608    $  145,899    $  226,596
                                                                     ==========    ==========    ==========    ==========
 Weighted average common shares outstanding (3)(4) ................     321,367       346,872       334,233       399,540
                                                                     ==========    ==========    ==========    ==========
 Net income per common share: (3)(4)
  Continuing operations ...........................................  $     0.59    $     0.95    $     0.44    $     0.57
  Discontinued operations .........................................          --            --            --            --
  Extraordinary item ..............................................          --            --            --            --
                                                                     ----------    ----------    ----------    ----------
                                                                     $     0.59    $     0.95    $     0.44    $     0.57
                                                                     ==========    ==========    ==========    ==========
  Weighted average common shares outstanding --
   assuming dilution(3)(4)(5) .....................................     349,033       365,546       355,340       420,248
                                                                     ==========    ==========    ==========    ==========
  Net income per common share -- assuming dilution:
   (3)(4)(5)
  Continuing operations ...........................................  $     0.55    $     0.91    $     0.41    $     0.55
  Discontinued operations .........................................          --            --            --            --
  Extraordinary item ..............................................          --            --            --            --
                                                                     ----------    ----------    ----------    ----------
                                                                     $     0.55    $     0.91    $     0.41    $     0.55
                                                                     ==========    ==========    ==========    ==========

                                                                    DECEMBER 31,
                                          ----------------------------------------------------------------   JUNE 30,
                                              1993         1994         1995         1996         1997         1998
                                          ------------ ------------ ------------ ------------ ------------ ------------
                                                                   (IN THOUSANDS)                           (UNAUDITED)
BALANCE SHEET DATA:
 Cash and marketable securities .........  $  153,011   $  134,040   $  159,793   $  153,831   $  152,399   $  204,546
 Working capital ........................     300,876      308,770      406,601      564,529      566,751    1,046,498
 Total assets ...........................   2,000,566    2,355,920    3,107,808    3,529,706    5,401,053    6,112,778
 Long-term debt (6) .....................   1,028,610    1,164,135    1,453,018    1,560,143    1,601,824    2,238,306
 Stockholders' equity ...................     727,737      837,160    1,269,686    1,569,101    3,157,428    3,473,829

----------
(1) Expenses related to SHC's Ballas Merger in 1993, the ReLife and Heritage Surgical Corporation acquisitions in 1994, the SHC, SSCI and NovaCare, Inc.'s rehabilitation hospitals division acquisitions in 1995, the SCA, Advantage Health, Professional Sports Care Management, Inc. and ReadiCare acquisitions in 1996, and the Health Images acquisition in 1997.

(2) See Notes 2 and 13 of "Notes to Consolidated Financial Statements" included in HEALTHSOUTH's 1997 Annual Report on Form 10-K incorporated by reference herein.

(3) Adjusted to reflect a two-for-one stock split effected in the form of a 100% stock dividend paid on April 17, 1995 and a two-for-one stock split effected in the form of a 100% stock dividend paid on March 17, 1997.

(4) Earnings per share amounts prior to 1997 have been restated as required to comply with Statement of Financial Accounting Standards No. 128, "Earnings Per Share". For further discussion, see Note 1 of "Notes to Consolidated Financial Statements" included in HEALTHSOUTH's 1997 Annual Report on Form 10-K incorporated by reference herein.



(5) Diluted earnings per share in 1994, 1995, 1996 and 1997 reflect shares reserved for issuance upon conversion of HEALTHSOUTH's 5% Convertible Subordinated Debentures due 2001. Substantially all of such Debentures were converted into shares of HEALTHSOUTH's Common Stock in 1997. Diluted earnings per share in 1998 reflect shares reserved for issuance upon conversion of HEALTHSOUTH's 3.25% Convertible Subordinated Debentures due 2003.



(6)  Includes current portion of long-term debt.

                          DESCRIPTION OF THE NEW NOTES

     The Old Notes were issued, and the New Notes (together with the Old Notes, the "Notes") offered hereby will be issued pursuant to an Indenture, dated as of June 22, 1998 (the "Indenture"), between the Issuer and PNC Bank, N.A., as trustee (the "Trustee"). The following summary does not purport to be complete and such summary is subject to the detailed provisions of the Indenture, to which reference is hereby made for a full description of such provisions, including the definition of certain terms used herein, and for other information regarding the Notes. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference.


GENERAL

     The New Notes constitute two series for purposes of the Indenture. The 6.875% Senior Notes due 2005 (the "New Notes due 2005") will be unsecured, unsubordinated obligations of the Issuer limited in aggregate principal amount to $250,000,000 and will mature on June 15, 2005. The 7.0% Senior Notes due 2008 (the "New Notes due 2008") will be unsecured, unsubordinated obligations of the Issuer limited in aggregate principal amount to $250,000,000 and will mature on June 15, 2008.

     Payment of the principal of and interest on the New Notes will rank pari passu with all other unsecured, unsubordinated debt of the Issuer. The New Notes will be redeemable in whole or in part at any time at the option of the Issuer at a price equal to the greater of (i) 100% of the principal amount thereof and
(ii) the sum of the present values of the remaining schedule payments of principal and interest thereon discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 15 basis points in the case of the New Notes due 2005 and 20 basis points in the case of the New Notes due 2008, plus, in each case, accrued interest to the date of redemption. See "-- Optional Redemption". The New Notes will not be entitled to the benefit of any mandatory redemption or sinking fund. The Indenture does not limit the amount of additional indebtedness the Issuer or any of its subsidiaries may incur. The Indenture does not limit the amount of notes, debentures or other evidences of indebtedness ("Debt Securities") that the Issuer may issue thereunder and provides that Debt Securities may be issued from time to time in one or more series. As of the date of this Prospectus, no Debt Securities (other than the Old Notes) were outstanding under the Indenture.

     The New Notes will bear interest from June 22, 1998 at the respective rates per annum set forth on the cover page of this Prospectus, and such interest will be payable semiannually in arrears on June 15 and December 15 of each year, commencing on December 15, 1998 to the persons in whose names the New Notes are registered at the close of business on the immediately preceding June 1 and December 1, respectively. Interest on the New Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest on the New Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. Principal of, premium, if any, and interest on the New Notes will be payable, and the transfer of New Notes will be registrable, at the office or agency of the Issuer to be maintained for such purpose in the Borough of Manhattan, The City of New York, except that, at the option of the Issuer, interest may be paid by mailing a check to the address of the person entitled thereto as it appears on the New Notes register. In the event that any date on which principal, premium, if any, or interest is payable on the New Notes is not a Business Day (as defined in the Indenture), then payment of the principal, premium, if any, or interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay).


GLOBAL SECURITIES

     The New Notes will be issued in fully-registered form without coupons. The Old Notes were initially issued in global form and definitive certificated securities were not issued except in the limited circumstances described below.

     Each series of Notes will be evidenced by one or more global Securities (the "Global Securities"), which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC") and registered in the name of Cede & Co. ("Cede"), as DTC's nominee.

     Persons holding interests in the Global Securities may hold their interests directly through DTC, or indirectly through organizations which are participants in DTC ("Participants"). Transfers between Participants will be effected in the ordinary way in accordance with DTC rules and will be settled in immediately available funds.

     Holders who are not Participants may beneficially own interests in a Global Security held by DTC only through Participants or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant, either directly or indirectly, and have indirect access to the DTC system ("Indirect Participants"). So long as Cede, as the nominee of DTC, is the registered owner of any Global Security, Cede for all purposes will be considered the sole holder of such Global Security. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered the holder thereof.

     Neither HEALTHSOUTH nor the Trustee (nor any registrar or paying agent) will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. DTC has advised HEALTHSOUTH that it will take any action permitted to be taken by a holder of the Notes only at the direction of one or more Participants whose accounts are credited with DTC interests in a Global Security.

     DTC has advised HEALTHSOUTH as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among Participants in deposited securities through electronic book-entry changes to accounts of its Participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Certain of such Participants (or their representatives), together with other entities, own DTC. The rules applicable to DTC and its Participants are on file with the Commission.

     Exchanges of the Old Notes for New Notes under the DTC system must be made by or through Participants, which will receive a credit for the New Notes on DTC's records. The ownership interest of actual holders of each New Note (a "Beneficial Owner") is in turn to be recorded on the Participants' and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their exchange, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the New Notes, except in the event that use of the book-entry system for the New Notes is discontinued.

     The deposit of New Notes with DTC and their registration in the name of Cede effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the New Notes; DTC's records reflect only the identity of the Participants to whose accounts such New Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws
may  impair  the  ability  to  transfer  beneficial   interests  in  the  Global
Securities.

     Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time. Redemption notices shall be sent to Cede. If less than all of the New Notes due 2005 or the New Notes due 2008, as the case may be, are being redeemed, DTC's practice is to determine by lot the interest of each Participant in such New Notes due 2005 or New Notes due 2008, as the case may be, to be redeemed.

     Principal and interest payments on the New Notes will be made to DTC by wire transfer of immediately available funds. DTC's practice is to credit Participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC, or HEALTHSOUTH, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of HEALTHSOUTH, disbursement of such payments to Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Participants and Indirect Participants. Neither HEALTHSOUTH nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     DTC may discontinue providing its services as securities depositary with respect to any series of the New Notes at any time by giving reasonable notice to HEALTHSOUTH. In the event that DTC notifies HEALTHSOUTH that it is unwilling or unable to continue as depositary for any Global Security or if at any time DTC ceases to be a clearing agency registered as such under the Exchange Act when DTC is required to be so registered to act as such depositary and no successor depositary shall have been appointed within 90 days of such notification or of HEALTHSOUTH becoming aware of DTC's ceasing to be so registered, as the case may be, certificates for the applicable New Notes will be printed and delivered in exchange for interests in such Global Security. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for New Notes registered in such names as DTC shall direct. It is expected that such instructions will be based upon directions received by DTC from its Participants with respect to ownership of beneficial interests in such Global Security.

     HEALTHSOUTH may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, certificates representing each series of the New Notes will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that HEALTHSOUTH believes to be reliable, but HEALTHSOUTH does not take responsibility for the accuracy thereof.


OPTIONAL REDEMPTION

     The New Notes will be redeemable as a whole or in part, at the option of the Issuer, at any time at a redemption price equal to the greater of (i) 100% of their principal amount and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 15 basis points in the case of the New Notes due 2005 and 20 basis points in the case of the New Notes due 2008, plus, in each case, accrued interest to the date of redemption.

     "Treasury Yield" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the applicable Comparable Treasury Issue, assuming a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the New Notes due 2005 or New Notes due 2008, as the case may be, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the New Notes due 2005 or the New Notes due 2008, as the case may be. "Independent Investment Banker" means Salomon Brothers Inc and its successor or, if such firm is unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the applicable Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations. "Reference
Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices of the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

     "Reference Treasury Dealer" means a primary U.S. Government Securities dealer in New York City selected by the Trustee after consultation with the Issuer.

     On and after the redemption date, interest will cease to accrue on the New Notes or any portion thereof called for redemption. On or before the redemption date, the Issuer shall deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the New Notes to be redeemed on such date. If less than all of the New Notes due 2005 or the New Notes due 2008 are to be redeemed, the New Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

     Holders of New Notes to be redeemed will receive notice thereof by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption.


CERTAIN COVENANTS OF THE ISSUER

     Definitions. "Attributable Debt" shall mean, in connection with a sale and lease-back transaction, the lesser of (i) the fair value of the assets subject to such transaction or (ii) the present value of the obligations of the lessee for net rental payments during the term of any lease discounted at the rate of interest set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the Debt Securities of each series outstanding pursuant to the Indenture and subject to the limitation on sale and lease-back transaction provisions of the Indenture, compounded semiannually in either case as determined by the principal accounting or financial officer of the Issuer.

     "Capital Stock" of any specified person shall mean any and all shares, rights to purchase, warrants or options (whether or not currently exercisable), participation or other equivalents of or interests in (however designated) the equity (including, without limitation, common stock, preferred stock and partnership and joint venture interests) of such person (excluding any debt securities that are convertible into, or exchangeable for, such equity).

     "Common Equity" of any specified person shall mean all Capital Stock of such person that is generally entitled to (i) vote in the election of directors of such person or (ii) if such person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such person.

     "Consolidated Tangible Assets" with respect to any specified person as of any date shall mean the total assets of such person and its Subsidiaries (excluding any assets that would be classified as "intangible assets" under GAAP) on a consolidated basis at such date, as determined in accordance with GAAP, less all write-ups subsequent to the date of initial issuance of the Notes in the book value of any asset owned by such person or any of its Subsidiaries.



     "Exempted Debt" shall mean the sum of the following as of the date of determination: (i) Indebtedness of the Issuer and its Subsidiaries incurred after the date of issuance of the Old Notes and secured by liens not otherwise permitted by the limitation on liens provisions of the Indenture, and (ii) Attributable Debt of the Issuer and its Subsidiaries in respect of every sale and lease-back transaction entered into after the date of the issuance of the Old Notes, other than leases permitted by the limitation on sale and lease-back provisions of the Indenture.


     "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as from time to time in effect.

     "Indebtedness"  shall mean all items classified as indebtedness on the most
recently   available   consolidated   balance   sheet  of  the  Issuer  and  its
Subsidiaries, in accordance with GAAP.

     "Subsidiary" with respect to any specified person shall mean (i) any corporation of which the Common Equity having ordinary voting power to elect a majority of directors of such corporation is owned by such person directly or through one or more Subsidiaries of such person and (ii) any entity other than a corporation in which such person, directly or indirectly, owns at least 50% of the Common Equity of such entity and has the authority to manage such entity on a day-to-day basis.

     Limitation on Liens. The Issuer covenants that, so long as any of the New Notes remain outstanding, it will not, nor will it permit any Subsidiary to, create or assume any Indebtedness for money borrowed which is secured by a mortgage, security interest, pledge, charge, lien or other similar encumbrance of any kind (collectively, a "lien") upon any assets, whether now owned or hereafter acquired, of the Issuer or any such Subsidiary without equally and ratably securing the New Notes by a lien ranking ratably with and equally to such secured Indebtedness, except that the foregoing restriction shall not apply to (i) liens on assets of any corporation existing at the time such corporation becomes a Subsidiary; (ii) liens on assets existing at the time of acquisition thereof, or to secure the payment of the purchase price of such assets, or to secure indebtedness incurred or guaranteed by the Issuer or a Subsidiary for the purpose of financing the purchase price of such assets or improvements or construction thereon, which indebtedness is incurred or guaranteed prior to, at the time of or within 360 days after such acquisition (or in the case of real property, completion of such improvement or construction or commencement of full operation of such property, whichever is later); (iii) liens securing indebtedness owed by any Subsidiary to the Issuer or another wholly-owned Subsidiary; (iv) liens on any assets of a corporation existing at the time such corporation is merged into or consolidated with the Issuer or a Subsidiary or at the time of a purchase, lease or other acquisition of the assets of a corporation or firm as an entirety or substantially as an entirety by the Issuer or a Subsidiary; (v) liens on any assets of the Issuer or a Subsidiary in favor of the United States of America or any state thereof, or in favor of any other country, or in favor of any political subdivision of any of the foregoing, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price (or, in the case of real property, the cost of construction) of the assets subject to such liens (including but not limited to, liens incurred in connection with industrial revenue or similar financing involving a political subdivision, agency or authority thereof); (vi) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any lien referred to in the foregoing clauses (i) to (v), inclusive; (vii) certain statutory liens or other similar liens arising in the ordinary course of business of the Issuer or a Subsidiary, or certain liens arising out of government contracts; (viii) certain pledges, deposits or liens made or arising under workers compensation or similar legislation or in certain other circumstances; (ix) certain liens in connection


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



with legal proceedings, including certain liens arising out of judgments or awards; (x) liens for certain taxes or assessments, landlord's liens and liens and charges incidental to the conduct of the business or the ownership of the assets of the Issuer or of a Subsidiary, which were not incurred in connection with the borrowing of money and which do not, in the opinion of the Issuer, materially impair the use of such assets in the operation of the business of the Issuer or such Subsidiary or the value of such assets for the purposes thereof or (xi) liens relating to accounts receivable of the Issuer or any of its Subsidiaries which have been sold, assigned or otherwise transferred to another Person in a transaction classified as a sale of accounts receivable in accordance with generally accepted accounting principles (to the extent the sale by the Issuer or the applicable Subsidiary is deemed to give rise to a lien in favor of the purchaser thereof in such accounts receivable or the proceeds thereof). Notwithstanding the above, the Issuer or any Subsidiary may, without securing the New Notes, create or assume any Indebtedness which is secured by a lien which would otherwise be subject to the foregoing restrictions, provided that after giving effect thereto the Exempted Debt then outstanding does not exceed 10% of the total Consolidated Tangible Assets of the Issuer and its Subsidiaries at such time.

     Limitation on Sale and Lease-Back Transactions. Sale and lease-back transactions (except such transactions involving leases for less than three years) by the Issuer or any Subsidiary of any assets are prohibited unless (i) the Issuer or such Subsidiary would be entitled pursuant to clauses (i) through
(xi) contained in the covenant described under "-- Limitations on Liens", to create, incur or permit to exist a lien on the assets to be leased in an amount at least equal to the Attributable Debt in respect of such transaction without equally and ratably securing the New Notes, or (ii) the proceeds from the sale of the assets to be leased are at least equal to their fair market value and the proceeds are applied to the purchase or acquisition (or, in the case of real property, the construction) of assets or to the retirement of indebtedness.


MERGER, CONSOLIDATION AND SALE OF ASSETS

     The Indenture provides that the Issuer shall not consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to any entity unless the Issuer shall be the continuing entity, or the successor entity or entity to which such assets are transferred or leased shall be an entity organized under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume the Issuer's obligations on the Debt Securities and under the Indenture, and immediately after giving effect to such transaction no Event of Default (as defined in the Indenture) shall have occurred and be continuing, and certain other conditions are met. Upon assumption of the Issuer's obligations by an entity to whom such assets are transferred or leased, subject to certain exceptions, the Issuer shall be discharged from all obligations under the New Notes and the Indenture.

     There are no covenants or other provisions in the Indenture providing for a put at the option of the holders of the New Notes or an increase in the rate of interest borne by the respective New Notes or that would otherwise afford holders of any of New Notes protection in the event of a recapitalization transaction, a change of control of the Issuer or a highly leveraged transaction.


EVENTS OF DEFAULT

     An Event of Default is defined under the Indenture with respect to Debt Securities of each series as being: (i) default in payment of all or any part of the principal of, or premium, if any, on any Debt Securities of such series when due, either at maturity, upon any redemption, by declaration or otherwise; (ii) default for 30 days in payment of any interest on any Debt Securities of such series; (iii) default in payment of any sinking fund installment when due by the terms of the Debt Securities of such series; (iv) default for 60 days after written notice as provided in the Indenture in the observance or performance of any other covenant or agreement in the Debt Securities of such series or in the Indenture, other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities other than such series; (v) acceleration of $25 million or more, individually or in the aggregate, in principal amount of Indebtedness of the Issuer or any Subsidiary under the terms of the instrument under which such Indebtedness is issued or secured if such Indebtedness shall not have been discharged or such acceleration is not annulled within 10 days after written notice; or (vi) certain events of bankruptcy, insolvency or reorganization.


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



     The Indenture provides that (a) if an Event of Default due to the default in payment of principal, premium, if any, or interest on any series of Debt Securities, or due to the default in the performance or breach of any other covenant or agreement of the Issuer applicable to the Debt Securities of such series but not applicable to all outstanding Debt Securities, shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of the Debt Securities of such series may declare the principal of all Debt Securities of such series and interest accrued thereon to be due and payable immediately and (b) if an Event of Default due to a default in the performance of any other of the covenants or agreements in the Indenture applicable to all Debt Securities then outstanding or due to certain events of bankruptcy, insolvency and reorganization of the Issuer shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of the Debt Securities then outstanding (treated as one class) may declare the principal of all such Debt Securities and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal, premium, if any, or interest on such Debt Securities) by the holders of a majority in principal amount of the Debt Securities of such series (or of all series, as the case may be) then outstanding.

     The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee to act with the required standard of care, to be indemnified by the holders of Debt Securities requesting the Trustee to exercise any right or power under the Indenture before proceeding to exercise any such right or power at the request of such holders.

     The Indenture provides that no holder of Debt Securities of any series may institute any action against the Issuer under the Indenture (except actions for payment of overdue principal, premium, if any, or interest) unless such holder previously shall have given to the Trustee written notice of default and continuance thereof and unless the holders of not less than 25% in principal amount of the Debt Securities of such series then outstanding shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity, the Trustee shall not have instituted such action within 60 days of such request and the Trustee shall not have received direction inconsistent with such written request by the holders of a majority in principal amount of the Debt Securities of such series then outstanding.

     The Indenture contains a covenant that the Issuer will file annually with the Trustee a certificate of no default or a certificate specifying any default that exists.


DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Legal Defeasance. The Indenture provides that the Issuer, at the Issuer's option, will be discharged from any and all obligations in respect of the Debt Securities of any series (except for certain obligations to register the transfer or exchange of Debt Securities of any series, to replace stolen, lost or mutilated Debt Securities of such series, to maintain paying agencies and to hold monies for payment in trust) upon the deposit with the Trustee, in trust, of cash and/or U.S. Government Obligations (as defined in the Indenture) which, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay and discharge each installment of principal (and premium, if any) and interest, if any, on, and any mandatory sinking fund payments in respect of, the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. Such discharge may occur only if, among other things, the Issuer has delivered to the Trustee an opinion of counsel to the effect that the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that such discharge will not be deemed, or result in, a taxable event with respect to holders of the Debt Securities of such series.

     Covenant Defeasance. The Indenture provides that upon compliance with certain conditions, the Issuer may omit to comply with the obligations imposed by certain provisions of the Indenture (which contain the covenants described above limiting liens, consolidations, mergers, transfers and leases) and any omission to comply with such sections will not constitute an Event of Default. The Issuer, in order to exercise such option, will be required to deposit with the Trustee cash and/or U.S. Government Obligations which, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay and discharge each installment of principal (and premium, if any) and interest, if any, on and any mandatory sinking fund payments in respect of the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. The Issuer will also be required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the holders of the Debt Securities of such series to recognize income, gain or loss for federal income tax purposes.


MODIFICATION OF THE INDENTURE

     The Indenture provides that the Issuer and the Trustee may enter into supplemental indentures without the consent of the holders of Debt Securities to: (i) secure any Debt Securities, (ii) evidence the assumption by a successor corporation of the obligations of the Issuer, (iii) add covenants for the protection of the holders of Debt Securities, (iv) cure any ambiguity or correct any inconsistency in the Indenture, provided that such cure or correction does not adversely affect the holders of Debt Securities, (v) establish the forms or terms of Debt Securities of any series and (vi) evidence the acceptance of appointment by a successor trustee.

     The Indenture also contains provisions permitting the Issuer and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of Debt Securities of all series then outstanding and affected (voting as one class), to add any provisions to, or change in any manner or eliminate any of the provisions of, the Indenture or modify in any manner the rights of the holders of the Debt Securities of each series so affected; provided that the Issuer and the Trustee may not, without the consent of the holder of each outstanding Debt Security affected thereby, (a) extend the final maturity of any Debt Security, or reduce the principal amount thereof or premium thereon, if any, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof or change the currency in which the principal thereof, premium, if any, or interest thereon is payable or reduce the amount of the principal of any Debt Security issued with original issue discount that is payable upon acceleration or provable in bankruptcy or alter certain provisions of the Indenture relating to the Debt Securities not denominated in U.S. dollars or impair the right to institute suit for the enforcement of any payment on any Debt Security when due or (b) reduce the aforesaid percentage in principal amount of Debt Securities of any series, the consent of the holders of which is required for any such modification.


CONCERNING THE TRUSTEE

     PNC Bank, N.A., is the Trustee under the Indenture. All payments of principal of, premium, if any, and interest on and all registration, transfer, exchange, authentication and delivery of, the New Notes will be effected by the Trustee at an office designated by the Trustee in New York, New York. The Trustee is one of a number of banks with which the Issuer and its subsidiaries maintain ordinary banking and trust relationships.

     The Indenture contains certain limitations on the right of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict or resign.

     In case of any conflicting interest relating to the Trustee's duties with respect to the New Notes, the Trustee shall either eliminate such conflicting interest or, except as otherwise provided in the Trust Indenture Act of 1939, as amended, resign.

     The holders of a majority in principal amount of any series of Debt Securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee with respect to such series of Debt Securities, provided that such direction would not conflict with any rule of law or with the Indenture, would not be unduly prejudicial to the rights of another holder of the Debt Securities, and would not involve the Trustee in personal liability. The Indenture provides that in case an Event of Default shall occur and be known to the

Trustee (and not be cured), the Trustee will be required to use the degree of care of a prudent person in the conduct of his or her own affairs in the exercise of its power. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Debt Securities, unless they shall have offered to the Trustee security and indemnity satisfactory to it.


NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, STOCKHOLDERS OR INCORPORATORS

     The Indenture provides that no past, present or future director, officer, employee, stockholder or incorporator of the Issuer or any successor corporation shall have any liability for any obligations of the Issuer under the New Notes or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation, by reason of such person's or entity's status as such director, officer, stockholder or incorporator.


GOVERNING LAW

     The Indenture and New Notes will be governed by and construed in accordance with the laws of the State of New York, without giving effect to such State's conflicts of laws principles.


INFORMATION CONCERNING THE TRUSTEE

     The Issuer and its subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of business.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of certain United States federal income tax considerations to holders of the New Notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings, and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations.

     This discussion does not deal with all aspects of United States federal income taxation that may be important to holders of the New Notes and does not deal with tax consequences arising under the laws of any foreign, state or local jurisdiction. This discussion is for general information only, and does not purport to address all tax consequences that may be important to particular holders in light of their personal circumstances, or to certain types of holders (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or persons who hold the New Notes in connection with a straddle) that may be subject to special rules. This discussion assumes that each holder holds the New Notes as capital assets.

     For the purpose of this discussion, a "Non-U.S. Holder" refers to any holder who is not a United States person. The term "United States person" means a citizen or resident of the United States, a corporation or partnership (including any entity taxed as a partnership for U.S. federal income tax purposes) created or organized in the United States or any state thereof, an estate, the income of which is includible in income for the United States federal income tax purposes regardless of its source, or a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more United States persons have the authority to control all substantial decisions of the trust.

     HOLDERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE EXCHANGE, OWNERSHIP AND DISPOSITION OF THE NEW NOTES AND THE EFFECT THAT THEIR PARTICULAR CIRCUMSTANCES MAY HAVE ON SUCH TAX CONSEQUENCES.


EXCHANGE OF OLD NOTES FOR NEW NOTES


     The terms of the New Notes are identical to those of the Old Notes, except that the New Notes are registered under applicable federal securities laws. Under applicable Treasury Regulations, the exchange of Old Notes for New Notes pursuant to the Exchange Offer should not be treated as an "exchange" for federal income tax purposes. If, however, the exchange of Old Notes for New Notes were treated as an "exchange" for federal income tax purposes, such transaction should constitute a reorganization for federal income tax purposes and holders of the Old Notes who receive solely New Notes in exchange therefor should not recognize any gain or loss on such exchange. The term "New Notes" utilized in the following sections means, in certain contexts, the Old Notes and New Notes considered as one and the same evidences of indebtedness in applying the federal income tax rule in question.


TAX CONSIDERATIONS APPLICABLE TO UNITED STATES PERSONS

     Interest on New Notes. Interest paid on the New Notes will be taxable to a holder as ordinary interest income in accordance with the holder's method of tax accounting at the time that such interest is accrued or (actually or constructively) received.

     Sale or Exchange of New Notes. In general, a holder of the New Notes will recognize gain or loss upon the sale, redemption, retirement or other disposition of the New Notes measured by the difference between the amount of cash and the fair market value of any property received (except to the extent attributable to the payment of accrued interest which will be taxable as such) and the holder's adjusted tax basis in the New Notes. A holder's tax basis in the New Notes generally will equal the cost of the Old Notes to the holder increased by the amount of market discount, if any, previously taken into income by the holder or decreased by any bond premium theretofore amortized by the holder with respect to the New Notes. Subject to the market discount rules discussed below, the gain or loss on the disposition of the New Notes will be capital gain or loss and will be long-term gain or loss if the New Notes have been held for more than one year at the time of such disposition. For non-corporate taxpayers, the lower capital gain tax rates enacted as part of the Taxpayer Relief Act of 1997 (the "1997 Act"), do not apply to gains from the sale or exchange of the New Notes held for 18 months or less. The pre-1997 Act 28% maximum tax rate continues to apply to gains from the sale or exchange of capital assets held more than one year but not more than 18 months.

     Market Discount. The resale of the New Notes may be affected by the "market discount" provisions of the Code. For this purpose, the market discount on a Note will generally be equal to the amount, if any, by which the stated redemption price at maturity of the New Notes immediately after its acquisition exceeds the holder's tax basis in the New Notes. Subject to a de minimis exception, these provisions generally require a holder of a New Note acquired at a market discount to treat as ordinary income any gain recognized on the disposition of such New Notes to the extent of the "accrued market discount" on such New Notes at the time of disposition. In general, market discount on a New Note will be treated as accruing on a straight-line basis over the term of such New Notes, or, at the election of the holder, under a constant yield method. Holders may elect to include accrued market discount in income currently with respect to all market discount bonds acquired on or after the first day of the first taxable year for which the election is effective and for any such bond on either a straight-line or constant yield basis. In the absence of such election, a holder of New Notes acquired at a market discount may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to acquire or carry the New Notes until the New Notes are disposed of in a taxable transaction.


TAX CONSIDERATIONS APPLICABLE TO NON-U.S. HOLDERS

     Interest on New Notes. Generally, interest paid on the New Notes to a Non-U.S. Holder will not be subject to United States federal income tax if: (i) such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder; (ii) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all classes of stock of the Issuer entitled to vote and is not a controlled foreign corporation with respect to which the Issuer is a "related person" within the meaning of the Code; and (iii) the beneficial owner, under penalty of perjury, certifies that the owner is not a United States person and provides the owner's name and address. If certain requirements are satisfied, the certification described in clause (iii) above may be provided by a securities clearing organization, a bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business. A holder that is not exempt from tax under these rules will be subject to United States federal income tax withholding at a rate of 30% unless the interest is effectively connected with the conduct of a United States trade or business, in which case the interest will be subject to the United States federal income tax on net income that applies to United States persons generally. Non-U.S. Holders should consult applicable income tax treaties, which may provide different rules.

     Sales or Exchange of New Notes. A Non-U.S. Holder generally will not be subject to United States federal income tax on gain recognized upon the sale or other disposition of the New Notes unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, or (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual and holds the New Notes as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other circumstances are present. If the Issuer is a "United States real property holding corporation", a Non-U.S. Holder may be subject to federal income tax with respect to gain realized on the disposition of such New Notes as if it were effectively connected with a United States trade or business and the amount realized would then be subject to withholding at the rate of 10%. The amount withheld pursuant to these rules will be creditable against such Non-U.S. Holder's United States federal income tax liability and may entitle such Non-U.S. Holder to a refund upon furnishing the required information to the Internal Revenue Service. Non-U.S. Holders should consult applicable income tax treaties, which may provide different rules.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     U.S. Holders. Information reporting and backup withholding may apply to payments of interest on or the proceeds of the sale or other disposition of the New Notes with respect to certain non-corporate U.S. holders. Such U.S. holders generally will be subject to backup withholding at a rate of 31% unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding. Any amount withheld under backup withholding is allowable as a credit against the U.S. holder's federal income tax liability, upon furnishing the required information.

     Non-U.S. Holders. Generally, information reporting and backup withholding of United States federal income tax at a rate of 31% may apply to payments of principal, interest and premium (if any) to Non-U.S. Holders if the payee fails to certify that the holder is not a United States person or if the Issuer or its paying agent has actual knowledge that the payee is a United States person. The 31% backup withholding tax generally will not apply to interest paid to foreign holders outside the United States that are subject to 30% withholding as discussed above (see "Tax Considerations Applicable to Non-U.S. Holders -- Interest on New Notes") or that are subject to a tax treaty that reduces such withholding.

     The payment of the proceeds on the disposition of New Notes to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless the owner provides the certification described above or otherwise establishes an exemption. The payment of the proceeds of the disposition by a Non-U.S. Holder of New Notes to or through a foreign office of a broker will not be subject to backup withholding. However, if such broker is a U.S. person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% or more of whose gross income from all sources for certain periods is from activities that are effectively connected with a United States trade or business, information reporting will apply unless such broker has documentary evidence in its files of the owner's foreign status and has no actual knowledge to the contrary or unless the owner otherwise establishes an exemption. Both backup withholding and information reporting will apply to the proceeds from such dispositions if the broker has actual knowledge that the payee is a U.S. Holder.

     The Treasury Department recently promulgated final regulations regarding the withholding and information reporting rules discussed above. In general, the final regulations do not significantly after the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. As originally promulgated, the final regulations were to be generally effective for payments made after December 31, 1998, subject to certain transition rules; however, the Treasury Department and the IRS subsequently announced that the December 31, 1998 date would be extended to December 31, 1999. Non-U.S. Holders should consult their own tax advisors with respect to the impact, if any, of the new final regulations.

                             BUSINESS OF HEALTHSOUTH

GENERAL

     HEALTHSOUTH is the nation's largest provider of outpatient surgery and rehabilitative healthcare services. It provides these services through its national network of outpatient and inpatient rehabilitation facilities, outpatient surgery centers, diagnostic centers, occupational medicine centers, medical centers and other healthcare facilities. HEALTHSOUTH believes that it provides patients, physicians and payors with high-quality healthcare services at significantly lower costs than traditional inpatient hospitals. Additionally, HEALTHSOUTH's national network, reputation for quality and focus on outcomes has enabled it to secure contracts with national and regional managed care payors. At June 30, 1998, HEALTHSOUTH had over 1,900 patient care locations in 50 states, the United Kingdom and Australia.

     In its outpatient and inpatient rehabilitation facilities, HEALTHSOUTH provides interdisciplinary programs for the rehabilitation of patients experiencing disability due to a wide variety of physical conditions, such as stroke, head injury, orthopaedic problems, neuromuscular disease and sports-related injuries. HEALTHSOUTH's rehabilitation services include physical therapy, sports medicine, work hardening, neurorehabilitation, occupational therapy, respiratory therapy, speech-language pathology and rehabilitation nursing. Independent studies have shown that rehabilitation services like those provided by HEALTHSOUTH can save money for payors and employers.

     In addition to its rehabilitation facilities, HEALTHSOUTH operates the largest network of freestanding outpatient surgery centers in the United States. HEALTHSOUTH's outpatient surgery centers provide the facilities and medical support staff necessary for physicians to perform non-emergency surgical procedures. While outpatient surgery is widely recognized as generally less expensive than surgery performed in a hospital, HEALTHSOUTH believes that outpatient surgery performed at a freestanding outpatient surgery center is generally less expensive than hospital-based outpatient surgery. Over 80% of HEALTHSOUTH's surgery center facilities are located in markets served by its rehabilitative service facilities, enabling the Issuer to pursue opportunities for cross-referrals.

     HEALTHSOUTH is also among the largest operators of outpatient diagnostic centers and occupational medicine centers in the United States. Most of HEALTHSOUTH's diagnostic centers and occupational medicine centers operate in markets where HEALTHSOUTH also provides rehabilitative healthcare and outpatient surgery services. HEALTHSOUTH believes that its ability to offer a comprehensive range of its services in a particular geographic market makes HEALTHSOUTH more attractive to both patients and payors in such market.

     Over the last three years, HEALTHSOUTH has completed several significant acquisitions in the rehabilitation business and has expanded into the surgery center, diagnostic and occupational medicine businesses. HEALTHSOUTH believes that these acquisitions complement its historical operations and enhance its market position. HEALTHSOUTH further believes that its expansion into the outpatient surgery, diagnostic and occupational medicine businesses provides it with platforms for future growth. HEALTHSOUTH is continually evaluating potential acquisitions in the outpatient and rehabilitative healthcare services industry.

     HEALTHSOUTH was organized as a Delaware corporation in February 1984. HEALTHSOUTH's principal executive offices are located at One HealthSouth Parkway, Birmingham, Alabama 35243, and its telephone number is (205) 967-7116.


HEALTHSOUTH STRATEGY

     HEALTHSOUTH's principal objective is to be the provider of choice for patients, physicians and payors alike for outpatient surgery and rehabilitative healthcare services throughout the United States. HEALTHSOUTH's growth strategy is based upon four primary elements: (i) the implementation of HEALTHSOUTH's integrated service model in appropriate markets, (ii) successful marketing to managed care organizations and other payors, (iii) the provision of high-quality, cost-effective healthcare services, and (iv) the expansion of its national network.


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



     o Integrated Service Model. HEALTHSOUTH seeks, where appropriate, to provide an integrated system of healthcare services, including outpatient rehabilitation services, inpatient rehabilitation services, ambulatory surgery services and outpatient diagnostic services. HEALTHSOUTH believes that its integrated system offers payors the convenience of dealing with a single provider for multiple services. Additionally, it believes that its facilities can provide extensive cross-referral opportunities. For example, HEALTHSOUTH estimates that approximately one-third of its outpatient rehabilitation patients have had outpatient surgery, virtually all inpatient rehabilitation patients will require some form of outpatient rehabilitation, and virtually all inpatient rehabilitation patients have had some type of diagnostic procedure. HEALTHSOUTH has implemented its Integrated Service Model in certain of its markets, and intends to expand the model into other appropriate markets.

     o Marketing to Managed Care Organizations and Other Payors. Since the late 1980s, HEALTHSOUTH has focused on the development of contractual relationships with managed care organizations, major insurance companies, large regional and national employer groups and provider alliances and networks. HEALTHSOUTH's documented outcomes and experience with several hundred thousand patients in delivering quality healthcare services at reasonable prices has enhanced its attractiveness to such entities and has given HEALTHSOUTH a competitive advantage over smaller and regional competitors. These relationships have increased patient flow to HEALTHSOUTH's facilities and contributed to HEALTHSOUTH's same-store growth.

     o Cost-Effective Services. HEALTHSOUTH's goal is to provide high-quality healthcare services in cost-effective settings. To that end, HEALTHSOUTH has developed standardized clinical protocols for the treatment of its patients. This results in "best practices" techniques being utilized at all of HEALTHSOUTH's facilities, allowing the consistent achievement of demonstrable, cost-effective clinical outcomes. HEALTHSOUTH's reputation for its clinical programs is enhanced through its relationships with major universities throughout the nation, and its support of clinical research in its facilities. Further, independent studies estimate that, for every dollar spent on rehabilitation, $11 to $35 is saved. Finally, surgical procedures typically are less expensive in outpatient surgery centers than in hospital settings. HEALTHSOUTH believes that outpatient and rehabilitative healthcare services will assume increasing importance in the healthcare environment as payors continue to seek to reduce overall costs by shifting patients to more cost-effective treatment settings.

     o Expansion of National Network. As the largest provider of outpatient surgery and rehabilitative healthcare services in the United States, HEALTHSOUTH is able to realize economies of scale and compete successfully for national contracts with large payors and employers while retaining the flexibility to respond to particular needs of local markets. The national network affords HEALTHSOUTH the opportunity to offer large national and regional employers and payors the convenience of dealing with a single provider, to utilize greater buying power through centralized purchasing, to achieve more efficient costs of capital and labor and to more effectively recruit and retain clinicians. HEALTHSOUTH believes that its recent acquisitions in the outpatient surgery, diagnostic imaging and occupational medicine fields will further enhance its national presence by broadening the scope of its existing services and providing new opportunities for growth. These national benefits are realized without sacrificing local market responsiveness. HEALTHSOUTH's objective is to provide those outpatient and rehabilitative healthcare services needed within each local market by tailoring its services and facilities to that market's needs, thus bringing the benefits of nationally recognized expertise and quality into the local setting.


RECENT DEVELOPMENTS

     On July 1, 1998, HEALTHSOUTH acquired 33 ambulatory surgery centers from Columbia/HCA Healthcare Corporation. The surgery centers are located in Alabama, California, Iowa, Illinois, Kentucky, Louisiana, Minnesota, Mississippi, North Carolina, Nevada, Oregon, Rhode Island and Texas.


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



Effective July 31, 1998, HEALTHSOUTH entered into certain other arrangements to acquire substantially all of the economic benefit of Columbia/HCA's interest in one additional surgery center. The transaction was valued at approximately $550,000,000.

     On July 22, 1998, HEALTHSOUTH acquired National Surgery Centers, Inc., adding 40 outpatient surgery centers in 14 states to HEALTHSOUTH's existing network of outpatient surgery and rehabilitative healthcare facilities. The value of the NSC transaction is approximately $590,000,000. Under the terms of the NSC agreement, NSC stockholders will receive 1.0972 shares of HEALTHSOUTH Common Stock. The NSC transaction is expected to be accounted for as a pooling of interests and is intended to be a tax-free reorganization.


PATIENT CARE SERVICES

     HEALTHSOUTH began its operations in 1984 with a focus on providing comprehensive orthopaedic and musculoskeletal rehabilitation services on an outpatient basis. Over the succeeding 14 years, HEALTHSOUTH has consistently sought and implemented opportunities to expand its services through acquisitions and de novo development activities that complement its historic focus on orthopaedic, sports medicine and occupational medicine services and that provide independent platforms for growth. HEALTHSOUTH's acquisitions and internal growth have enabled it to become the largest provider of rehabilitative healthcare services, both inpatient and outpatient, in the United States, as well as the largest operator of freestanding outpatient surgery centers. In addition, HEALTHSOUTH has added diagnostic imaging services, occupational medicine services and other outpatient services which provide natural enhancements to its rehabilitative healthcare locations and facilitate the implementation of its Integrated Service Model. HEALTHSOUTH believes that these additional businesses also provide opportunities for growth in other areas not directly related to the rehabilitative business, and HEALTHSOUTH intends to pursue further expansion in those businesses.

Outpatient Rehabilitation Services

     HEALTHSOUTH operates the largest group of affiliated proprietary outpatient rehabilitation facilities in the United States. HEALTHSOUTH's outpatient rehabilitation centers offer a comprehensive range of rehabilitative healthcare services, including physical therapy and occupational therapy, that are tailored to the individual patient's needs, focusing predominantly on orthopaedic injuries, sports injuries, work injuries, hand and upper extremity injuries, back injuries, and various neurological/neuromuscular conditions. As of June 30, 1998, HEALTHSOUTH provided outpatient rehabilitative healthcare services through approximately 1,240 outpatient locations, including freestanding outpatient centers and their satellites, outpatient satellites of inpatient facilities and outpatient facilities managed under contract.

Inpatient Services

     INPATIENT REHABILITATION FACILITIES. At June 30, 1998, HEALTHSOUTH operated 131 inpatient rehabilitation facilities with 7,717 beds in the United States, representing the largest group of affiliated proprietary inpatient rehabilitation facilities in the nation, as well as a 71-bed rehabilitation hospital in Australia. HEALTHSOUTH's inpatient rehabilitation facilities provide high-quality comprehensive services to patients who require intensive institutional rehabilitation care. In certain markets HEALTHSOUTH's rehabilitation hospitals may provide outpatient rehabilitation services as a complement to their inpatient services.

     MEDICAL CENTERS. At June 30, 1998, HEALTHSOUTH operated four medical centers with 800 licensed beds in four distinct markets. These facilities provide general and specialty medical and surgical healthcare services, emphasizing orthopaedics, sports medicine and rehabilitation.

Surgery Centers

     HEALTHSOUTH is currently the largest operator of outpatient surgery centers in the United States. At June 30, 1998, it operated 176 freestanding surgery centers, including five mobile lithotripsy units, in 36 states. Over 80% of these facilities are located in markets served by HEALTHSOUTH's outpatient and rehabilitative service facilities, enabling HEALTHSOUTH to pursue opportunities for cross-referrals between surgery and rehabilitative facilities as well as to centralize administrative functions. HEALTHSOUTH's surgery centers provide the facilities and medical support staff necessary for physicians to perform non-emergency surgical procedures. Its typical surgery center is a freestanding facility with three to six fully equipped operating and procedure rooms and ancillary areas for reception, preparation, recovery and administration. Each of HEALTHSOUTH's surgery centers is available for use only by licensed physicians, oral surgeons and podiatrists, and the centers do not perform surgery on an emergency basis.

     Outpatient surgery centers, unlike hospitals, have not historically provided overnight accommodations, food services or other ancillary services. Over the past several years, states have increasingly permitted the use of extended-stay recovery facilities by outpatient surgery centers. As a result, many outpatient surgery centers are adding extended recovery care capabilities where permitted. Most of HEALTHSOUTH's surgery centers currently provide for extended recovery stays. The Issuer's ability to develop such recovery care facilities is dependent upon state regulatory environments in the particular states where its centers are located.

Diagnostic Centers

     At June 30, 1998, HEALTHSOUTH operated 119 diagnostic centers in 25 states and the United Kingdom. These centers provide outpatient diagnostic imaging services, including magnetic resonance imaging ("MRI"), computerized tomography ("CT") services, X-ray services, ultrasound services, mammography services, nuclear medicine services and fluoroscopy. Not all services are provided at all sites; however, most of HEALTHSOUTH's diagnostic centers are multi-modality centers.

     Because many patients at HEALTHSOUTH's rehabilitative healthcare and outpatient surgery facilities require diagnostic procedures of the type performed at its diagnostic centers, HEALTHSOUTH believes that its diagnostic operations are a natural complement to its other services and enhance its ability to market those services to patients and payors.

Occupational Health Services

     At March 31, 1998, HEALTHSOUTH operated 122 occupational health centers in 33 states. These centers provide cost-effective, outpatient primary medical care and rehabilitation services to individuals for the treatment of work-related medical problems.

     HEALTHSOUTH's occupational health centers market their services to large and small employers, workers' compensation and health insurers and managed care organizations. The services provided at HEALTHSOUTH's occupational health centers include outpatient primary medical care for work-related injuries and illnesses, work-related physical examinations, physical therapy services and workers' compensation medical services, as well as other services primarily aimed at work-related injuries or illnesses. Medical services at the centers are provided by licensed physicians who are employed by or under contract with HEALTHSOUTH or affiliated medical practices. These centers also employ nurses, therapists and other licensed professional staff as necessary for the services provided. HEALTHSOUTH believes that occupational health primary care services are a strategic component of its business, and that the physicians in its occupational medicine centers can, in many cases, serve as "gatekeepers" providing access to the other services offered by HEALTHSOUTH.

Other Patient Care Services

     In certain of its markets, HEALTHSOUTH provides other patient care services, including home healthcare, physician services and contract management of hospital-based rehabilitative healthcare services. HEALTHSOUTH evaluates market opportunities on a case-by-case basis in determining whether to provide additional services of these types, which may be complementary to facility-based services provided by HEALTHSOUTH or stand-alone businesses.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. HEALTHSOUTH has agreed that it will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for a period of time not to exceed 180 days after the Registration Statement is declared effective (subject to extension under certain circumstances) for use in connection with any such resale. In addition, until such date, all broker-dealers effecting transactions in the New Notes may be required to deliver a prospectus.

     HEALTHSOUTH will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     Starting on the Expiration Date, and for a period of 180 days thereafter, HEALTHSOUTH will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. HEALTHSOUTH has agreed to pay expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the New Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, including the Exchange Offer No-Action Letters, HEALTHSOUTH believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by each holder thereof (other than a broker-dealer who acquires such New Notes directly from HEALTHSOUTH for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act and other than any holder that is an "affiliate" (as defined in Rule 405 under the Securities Act) of HEALTHSOUTH) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement with any person to participate in a distribution of such New Notes.

                                     EXPERTS

     The consolidated financial statements and schedule of HEALTHSOUTH at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, appearing in HEALTHSOUTH's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated herein by reference. Such consolidated financial statements and schedule have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                                  LEGAL MATTERS

     The validity of the New Notes to be issued pursuant to the Exchange Offer will be passed upon by Haskell Slaughter & Young, L.L.C., Birmingham, Alabama.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102(b)(7) of the Delaware General Corporation Law ("DGCL") grants corporations the right to limit or eliminate the personal liability of their directors in certain circumstances in accordance with provisions therein set forth. Article NINTH of the HEALTHSOUTH Certificate contains a provision eliminating or limiting director liability to HEALTHSOUTH and its stockholders for monetary damages arising from acts or omissions in the director's capacity as a director. The provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to HEALTHSOUTH or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Delaware statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of HEALTHSOUTH protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, the ability of HEALTHSOUTH or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under the Federal securities laws.

     Section 145 of the DGCL grants corporations the right to indemnify their directors, officers, employees and agents in accordance with the provisions therein set forth. Article NINTH of the HEALTHSOUTH Certificate and Article IX of the HEALTHSOUTH Bylaws provide for mandatory indemnification rights, subject to limited exceptions, to any director, officer, employee, or agent of HEALTHSOUTH who, by reason of the fact that he or she is a director, officer, employee, or agent of HEALTHSOUTH, is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director, officer, employee, or agent in advance of the final disposition of such proceeding in accordance with the applicable provisions of the DGCL.

     HEALTHSOUTH has entered into agreements with all of its directors and its executive officers pursuant to which HEALTHSOUTH has agreed to indemnify such directors and executive officers against liability incurred by them by reason of their services as a director or executive officer to the fullest extent allowable under applicable law.

ITEM 21. EXHIBITS.



  EXHIBIT
    NO.                                   DESCRIPTION
----------    ------------------------------------------------------------------
     (1)      Purchase  Agreement,   dated  June  17,  1998,  among  HEALTHSOUTH
              Corporation and Salomon Brothers Inc,  Goldman,  Sachs & Co., J.P.
              Morgan  Securities  Inc.,  Merrill Lynch,  Pierce,  Fenner & Smith
              Incorporated,  Morgan  Stanley  &  Co.  Incorporated,  NationsBanc
              Montgomery Securities LLC, Bear, Stearns & Co. Inc., Credit Suisse
              First  Boston   Corporation,   Deutsche  Bank   Securities   Inc.,
              PaineWebber  Incorporated and Scotia Capital Markets (U.S.A.) Inc.
              relating to the  Issuer's  6.875%  Senior  Notes due 2005 and 7.0%
              Senior Notes due 2008.

     (3)-1 Restated Certificate of Incorporation of HEALTHSOUTH Corporation, filed as Exhibit (3)-1 to the Issuer's Current Report on Form 8-K, dated May 28, 1998, is hereby incorporated by reference.

     (4)-1 Indenture, dated June 22, 1998, between HEALTHSOUTH Corporation and PNC Bank, National Association, as Trustee, filed as Exhibit
              4.1 to the Issuer's Quarterly Report on Form 10-Q for the three months ended June 30, 1998, is hereby incorporated herein by reference.

     (4)-2 Officer's Certificate pursuant to Sections 2.3 and 11.5 of the Indenture, dated June 22, 1998, between HEALTHSOUTH Corporation and PNC Bank, National Association, as Trustee, relating to the Issuer's 6.875% Senior Notes due 2005 and 7.0% Senior Notes due 2008, filed as Exhibit 4.2 to the Issuer's Quarterly Report on Form 10-Q for the three months ended June 30, 1998, is hereby incorporated herein by reference.

     (4)-3 Registration Rights Agreement, dated June 22, 1998, among HEALTHSOUTH Corporation and Salomon Brothers Inc, Goldman, Sachs & Co., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, NationsBanc Montgomery Securities LLC, Bear, Stearns & Co. Inc., Credit Suisse First Boston Corporation, Deutsche Bank Securities Inc., PaineWebber Incorporated and Scotia Capital Markets (U.S.A.) Inc. relating to the Issuer's 6.875% Senior Notes due 2005 and 7.0% Senior Notes due 2008, filed as Exhibit 4.3 to the Issuer's Quarterly Report on Form 10-Q for the three months ended June 30, 1998, is hereby incorporated herein by reference.

     (4)-4    Form of 6.875% Senior Notes due 2005.

     (4)-5    Form of 7.0% Senior Notes due 2008.

     (4)-6 Form of Officer's Certificate pursuant to Sections 2.3 and 11.5 of the Indenture, dated June 22, 1998, between HEALTHSOUTH Corporation and PNC Bank, National Association, as Trustee, relating to the new 6.875% Senior Notes due 2005 and the new 7.0% Senior Notes due 2008.

     (5) Opinion of Haskell Slaughter & Young, L.L.C., regarding legality of the New Notes.

     (8) Opinion of Haskell Slaughter & Young, L.L.C. as to certain federal income tax consequences of the exchange.

     (12)     Computation of Ratio of Earnings to Fixed Charges.

     (23)-1   Consent of Ernst & Young LLP.

     (23)-2 Consent of Haskell Slaughter & Young, L.L.C. (included in the opinion filed as Exhibit (5)).

     (24)     Powers of Attorney. See signature pages.

     (25)-1   Statement  of  Eligibility  and  Qualification   under  the  Trust
              Indenture Act of 1939 of a Corporation Designated to Act as Trustee on Form T-1, relating to PNC Bank, National Association.

     (99)-1   Form of Letter of Transmittal.

     (99)-2   Form of Notice of Guaranteed Delivery.

     (99)-3   Form of Letter to Clients.

  EXHIBIT
    NO.                                   DESCRIPTION
----------    ------------------------------------------------------------------


     (99)-4   Form of Letter to Depository Trust Company Participants.

     (99)-5   Instruction to Book-Entry Transfer Participant.

     (99)-6   Form of Exchange Agent Agreement.


ITEM 22. UNDERTAKINGS.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering prices set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on September 14, 1998.


                                        HEALTHSOUTH CORPORATION

                                        By     RICHARD M. SCRUSHY
                                           ------------------------------------
                                                  Richard M. Scrushy
                                               Chairman of the Board and
                                                Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



           SIGNATURE                           CAPACITY                        DATE
------------------------------   -----------------------------------   -------------------
        RICHARD M. SCRUSHY        Chairman of the Board and Chief      September 14, 1998
----------------------------       Executive Officer and Director
        Richard M. Scrushy

               *                     Executive Vice President,         September 14, 1998
----------------------------     Chief Financial Officer, Treasurer
         Michael D. Martin                  and Director

               *                    Group Senior Vice President-       September 14, 1998
----------------------------      Finance and Controller (Principal
          William T. Owens               Accounting Officer)

               *                              Director                 September 14, 1998
----------------------------
          James P. Bennett

               *                              Director                 September 14, 1998
----------------------------
         Anthony J. Tanner

               *                              Director                 September 14, 1998
----------------------------
           P. Daryl Brown

               *                              Director                 September 14, 1998
----------------------------
     Phillip C. Watkins, M.D.

               *                              Director                 September 14, 1998
----------------------------
          George H. Strong

               *                              Director                 September 14, 1998
----------------------------
       C. Sage Givens


           SIGNATURE                           CAPACITY                        DATE
------------------------------   -----------------------------------   -------------------
               *                              Director                  September 14, 1998
----------------------------
      Charles W. Newhall III

               *                              Director                  September 14, 1998
----------------------------
        John S. Chamberlin

               *                              Director                  September 14, 1998
----------------------------
           Joel C. Gordon

               *                              Director                  September 14, 1998
----------------------------
         Edwin M. Crawford

 * By: RICHARD M. SCRUSHY
    -----------------------
         Richard M. Scrushy
           Attorney-in-Fact
